Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

New Frontier Media, Inc.

at

$2.02 Net Per Share in Cash

and

Certain Contingent Payment Rights

by

Flynt Broadcast, Inc.

a wholly-owned subsidiary of

LFP Broadcasting, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY NOVEMBER 27, 2012 (THE END OF THE DAY TUESDAY), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE OFFERORS.

LFP Broadcasting, LLC, a Delaware limited liability company, (“LFP Broadcasting”), Flynt Broadcast, Inc., a Colorado corporation and direct wholly-owned subsidiary of LFP Broadcasting (“Merger Sub” and, together with LFP Broadcasting “Offerors”), are offering to purchase all outstanding shares of common stock, par value $0.0001 (“Shares”), of New Frontier Media, Inc., a Colorado corporation (“New Frontier”), at a price of $2.02 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”), plus one contingent payment right per Share which represents the contingent right to receive an additional cash payment based upon the amount of New Frontier’s available cash at the time this Offer expires (up to a maximum amount of $.06 per Share) (a “CPR”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 15, 2012 (together with any amendments or supplements thereto, the “Merger Agreement”), among New Frontier, LFP Broadcasting, and Merger Sub, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into New Frontier, with New Frontier continuing as the surviving corporation (the “Merger”). At the effective time of the Merger, each Share issued and outstanding immediately prior to such time (other than any (i) Shares owned by LFP Broadcasting, Merger Sub or any of their direct or indirect wholly-owned subsidiaries, (ii) Shares owned by New Frontier or its subsidiaries and (iii) Shares held by New Frontier shareholders who properly demand appraisal for their Shares under Colorado law) will be converted into the right to receive an amount in cash equal to the Offer Price and a CPR.

THE NEW FRONTIER BOARD HAS RECOMMENDED THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER

At a meeting held on October 14, 2012, New Frontier’s board of directors (the “New Frontier Board”) has, after careful consideration and following the recommendation of the special committee, unanimously: (1) determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of New Frontier and its shareholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (3) directed that the Merger Agreement be submitted to New Frontier’s shareholders for adoption, if required by Colorado law, and (4) resolved to recommend that New Frontier’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable laws, adopt the Merger Agreement and approve the Merger.

There is no financing condition to the Offer. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—“Conditions to the Offer.” A summary of the principal terms of the Offer, including the CPR, appears on pages 1 through 8 of this Offer to Purchase. You should read this entire Offer to Purchase and Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.

October 29, 2012

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) if you are a shareholder of record, (1) complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, (2) mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Corporate Stock Transfer (the “Depositary”), and (3) either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—”Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration time of the Offer, or (b) if you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “Commission”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

TABLE OF CONTENTS

SUMMARY TERM SHEET

The Offerors are making an offer to purchase all outstanding Shares for (i) $2.02 net per Share to the seller in cash (less any applicable withholding taxes and without interest) and (ii) one contingent right per Share which represents the contingent right to receive an additional cash payment based upon the amount of New Frontier’s available cash at the time this Offer expires (up to a maximum amount of $.06 per Share), as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a shareholder of New Frontier, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to the Offerors, Merger Sub or LFP Broadcasting, as the context requires.

WHO IS OFFERING TO BUY MY SHARES?

• The Offerors are LFP Broadcasting and Merger Sub. All tendered Shares will be purchased by Merger Sub, a Colorado corporation and direct wholly-owned subsidiary of LFP Broadcasting. Merger Sub has not carried on any business activities other than entering into the Merger Agreement and activities in connection with the Offer.  See Section 9.

• LFP Broadcasting is an affiliate of L.F.P. Inc. which is controlled by Larry Flynt.  L.F.P. Inc. and its affiliated companies, including LFP Broadcasting, market the HUSTLER brand through a wide range of media properties and licensing initiatives.  See the Introduction and Section 9.

• LFP Broadcasting has agreed pursuant to the Merger Agreement to cause Merger Sub to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer.

HOW MANY SHARES ARE YOU OFFERING TO PURCHASE?

• We are making an offer to purchase all of the issued and outstanding Shares. See the Introduction and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES AND WHAT IS THE FORM OF PAYMENT?

• We are offering (i) to pay $2.02 per Share, net to you in cash (less any applicable withholding taxes and without interest) and (ii) a contractual right to receive a cash payment, based upon the calculation of the amount of available cash of New Frontier as of the expiration time of this Offer (up to a maximum amount of $0.06 per Share), upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal.

WHAT IS A CONTINGENT PAYMENT RIGHT (CPR) AND HOW MUCH IS IT WORTH?

• A CPR in this transaction is the contractual right to receive a contingent cash payment of up to an additional $.06 per share.  More specifically, pursuant to the Offer, tendering New Frontier shareholders will receive a CPR entitling them to an additional $.01 per share for each $162,000 of “Company Net Available Cash” (as defined in the definitive agreement governing the Offer), in excess of a base amount of $11,514,000, held by New Frontier at the expiration of the Offer, up to a total possible additional cash consideration of an additional $.06 per share.

• It is important to note, however, that there are no assurances regarding the amount of Company Net Available Cash that New Frontier will have at the expiration time of the Offer or the amount, if any, that will ultimately be determined to be payable by LFP Broadcasting to tendering shareholders in respect of CPRs pursuant to the Offer.  The CPRs may ultimately be determined not to have any value.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES IN YOUR OFFER?

• If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the Introduction and Section 1.

WHY ARE THE OFFERORS MAKING THE OFFER?

• We are making the Offer because we want to acquire New Frontier. If the Offer is consummated, LFP Broadcasting intends, as soon as practicable after completion of the Offer, to cause Merger Sub to consummate the Merger.  Upon consummation of the Merger, which may be subject to shareholder approval, New Frontier, as the surviving corporation in the Merger, will be a wholly-owned subsidiary of LFP Broadcasting.  See Sections 1 and 11.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

• Yes. New Frontier, LFP Broadcasting and Merger Sub have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11.

HAS THE NEW FRONTIER BOARD APPROVED THE OFFER?

• Yes. At a meeting held on October 14, 2012, the New Frontier Board has, after careful consideration and following the recommendation of the special committee, unanimously: (1) determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of New Frontier and its shareholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (3) directed that the Merger Agreement be submitted to New Frontier’s shareholders for adoption, if required by applicable laws, and (4) resolved to recommend that New Frontier’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable laws, adopt the Merger Agreement and approve the Merger.  Accordingly, the New Frontier Board has unanimously recommended that you accept the Offer and tender your Shares to Merger Sub in the Offer and, if required, vote your Shares in favor of adopting the Merger Agreement. New Frontier’s statement on the Offer will be set forth in its Schedule 14D-9, which will be filed with the Securities and Exchange Commission (the “Commission”) in connection with the Offer and will be mailed to New Frontier shareholders with this Offer to Purchase and the Letter of Transmittal. See the Introduction and Section 11.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

• The obligation to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of, among others, the following conditions:

o there being validly tendered (not including Shares tendered pursuant to the procedures for guaranteed delivery that have not yet been delivered prior to the expiration time of the Offer) and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by LFP Broadcasting and Merger Sub (if any), constitute at least a majority of the total number of then outstanding Shares on a “fully diluted basis” (which total number is the number of Shares issued and outstanding plus the number of Shares which New Frontier would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise) (the “Minimum Tender Condition”);

o our not being prohibited from consummating the Offer or the Merger by any applicable law or court order;

o the absence of a material adverse change with respect to New Frontier;

o New Frontier having at least $11,514,000 of Company Net Available Cash (as defined in the Merger Agreement); and

o other customary conditions.

• We may waive any condition, in whole or in part, other than the Minimum Tender Condition, at any time and from time to time, without New Frontier’s consent.

• A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 and Section 13.

IS THE OFFER SUBJECT TO ANY FINANCING CONDITION?

• No. The Offer is not conditioned upon us obtaining financing to purchase Shares pursuant to the Offer.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER AND DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

We estimate that we will need up to slightly less than $34 million to purchase the Shares and to pay related fees and expenses. We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

• cash is the only consideration that we are paying to the holders of the Shares in connection with the Offer;

• we are offering to purchase all of the outstanding Shares in the Offer;

• if the Offer is consummated, Merger Sub will acquire all remaining Shares for the same cash price in the Merger; and

• LFP Broadcasting has cash, cash equivalents and marketable securities that, together with the proceeds of existing debt financing commitments, will be sufficient to finance the purchase of the Shares pursuant to the Offer and the consummation of the Merger.

See Sections 10, 11 and 12.

HOW LONG DO I HAVE TO TENDER MY SHARES?

• Unless the Offer is earlier terminated, you will have until 12:00 midnight, New York City time, on Tuesday November 27, 2012 (the end of the day on Tuesday) to tender your Shares in the Offer, unless we extend the Offer, in which event you will have until the expiration time of the Offer as so extended.

If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase. See also Section 1.

• In the event the Merger Agreement is terminated prior to the then scheduled expiration time of the Offer, the Offer will be terminated immediately and no Shares tendered pursuant to the Offer will be accepted for payment or paid for pursuant to the Offer.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?

• If, at any then scheduled expiration time of the Offer, any condition to the Offer has not been satisfied or waived, we must extend the period of time during which the Offer remains open for one or more consecutive periods of not more than five business days, until the earlier of the termination of the Merger Agreement and 20 business days after the initial expiration time, unless the passage of time has made the satisfaction of a condition to the Offer impossible. See Section 1.

• If, at any then scheduled expiration time of the Offer, all conditions to the Offer have been satisfied or waived but the Minimum Tender Condition has not been met, we must extend the period of time during which the Offer remains open for one or more consecutive periods of not more than five business days, until the earlier of the termination of the Merger Agreement and 20 business days after the initial expiration time.

• If we have accepted Shares for payment pursuant to the Offer, but the number of Shares that have been validly tendered and not properly withdrawn in the Offer, together with any Shares then owned by us, assuming exercise of the Top-Up Option (described below) in full is less than 90% of the outstanding Shares, we may choose to provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer. See Sections 1 and 2.

We will extend the period of time during which the Offer remains open for any period required by the Commission. See Section 1.

WHAT IS THE DIFFERENCE BETWEEN A SUBSEQUENT OFFERING PERIOD AND AN EXTENSION OF THE OFFER?

• A subsequent offering period is not an extension of the Offer. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the expiration time of the Offer. We will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer. See Section 4.

HOW WILL I BE NOTIFIED IF YOU EXTEND YOUR OFFER?

• If the we extend the Offer, we will inform Corporate Stock Transfer, the Depositary for the Offer, of that fact and we will issue a press release giving the new expiration time of the Offer no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1.

• If the Offerors elect to provide or extend any subsequent offering period, a public announcement of this determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer expired or the date of termination of any subsequent offering period. See Section 1.

HOW DO I TENDER MY SHARES IN YOUR OFFER?

• To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Corporate Stock Transfer, the Depositary for the Offer, prior to the expiration time of the Offer. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three NASDAQ Global Select Market trading days after the date of execution of the Notice of Guaranteed Delivery. See Section 3.

• In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for the Shares (or of a confirmation of a book-entry transfer of the Shares as described in Section 3) and a properly completed and duly executed Letter of Transmittal and any other required documents for the Shares. See also Section 2.

CAN I WITHDRAW SHARES I PREVIOUSLY TENDERED IN YOUR OFFER? UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

• You may withdraw previously tendered Shares any time prior to the expiration of the Offer. Further, if we have not accepted your Shares for payment by December 28, 2012, you may withdraw them at any time prior to our acceptance for payment after that date. Once we accept your Shares for payment upon the expiration of the Offer, you will no longer be able to withdraw them. Shares tendered during a subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

• To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment. See Section 4.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

• If we consummate the Offer, we will expect to merge Merger Sub with and into New Frontier as promptly as practicable. If the Merger occurs, New Frontier will continue as the surviving corporation and become a wholly-owned subsidiary of LFP Broadcasting, and each issued and then outstanding Share (other than any (1) Shares owned by LFP Broadcasting, Merger Sub or any of their direct or indirect wholly-owned subsidiaries, (2) Shares owned by New Frontier or its subsidiaries and (3) Shares held by New Frontier shareholders who properly demand appraisal for their Shares under Colorado law) will be canceled and converted automatically into (i) the right to receive $2.02 per Share, net to the seller in cash, less any applicable withholding taxes and without interest and (ii) a contractual right to receive a cash payment, based upon the calculation of the amount of available cash of New Frontier as of the Effective Time of the Merger. See also the Introduction.

• If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by New Frontier shareholders under the Colorado Business

Corporation Act, as amended (the “CBCA”) to complete the Merger. In addition, if we own at least 90% of the outstanding Shares, we will not be required to submit the adoption of the Merger Agreement to a vote of New Frontier shareholders.

• The Merger will not be consummated unless we accept Shares for payment pursuant to the Offer.

IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL NEW FRONTIER CONTINUE AS A PUBLIC COMPANY?

• If the Merger occurs, New Frontier will no longer be publicly owned. Even if the Merger does not occur, if Merger Sub purchases all Shares that have been tendered, there may be so few remaining shareholders and publicly held Shares that the Shares may no longer be eligible to be traded through the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the Shares, and New Frontier may cease to make filings with the Commission or otherwise cease to be required to comply with the Commission’s rules relating to publicly held companies. See Section 7.

IF YOU SUCCESSFULLY COMPLETE YOUR OFFER, WHAT WILL HAPPEN TO THE NEW FRONTIER BOARD?

• If we accept the Shares for payment pursuant to our Offer, under the Merger Agreement, we will become entitled to designate a number of directors equal to at least a majority of the members of the New Frontier Board, which directors will continue on the New Frontier Board following the appointment of directors by LFP Broadcasting and prior to the Merger. Upon the exercise of these rights, New Frontier must use its reasonable best efforts to elect or appoint LFP Broadcasting’s designees to the New Frontier Board in such number as is proportionate to LFP Broadcasting’s Share ownership, including increasing the size of the New Frontier Board and/or securing the resignations of incumbent directors. Therefore, if we accept Shares for payment pursuant to the Offer, LFP Broadcasting will obtain control over the management of New Frontier shortly thereafter. After the election or appointment of the directors designated by LFP Broadcasting to the New Frontier Board and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of the directors not appointed by LFP Broadcasting (the “Independent Directors”) will be required to approve (i) any termination of the Merger Agreement by New Frontier, (ii) any amendment of the Merger Agreement on behalf of New Frontier, (iii) any extension of time for performance of any obligation or action hereunder by LFP Broadcasting or Merger Sub, (iv) any waiver of compliance with any of the agreements, rights, remedies or conditions contained herein for the benefit of New Frontier, (v) any contract between New Frontier and any of its subsidiaries, on the one hand, and LFP Broadcasting, Merger Sub and any of their affiliates (other than New Frontier and any of its subsidiaries), on the other hand, (vi) any amendment of the New Frontier charter or bylaws if such action would adversely affect New Frontier’s shareholders (other than LFP Broadcasting or Merger Sub) or the rights of the indemnified parties pursuant to Section 6.08 of the Merger Agreement, (vii) any other action by New Frontier in connection with the Merger Agreement or the transactions contemplated thereby required to be taken by the New Frontier Board, or (viii) any other action adversely affecting the rights of the shareholders of New Frontier (other than LFP Broadcasting or Merger Sub). New Frontier must use its commercially reasonable efforts to cause New Frontier to have three Independent Directors between the closing of the Offer and the Merger.  See Section 11.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

• If you decide not to tender your Shares in the Offer and the Merger occurs as described above, then unless you exercise your appraisal rights under Colorado law in connection with the Merger, your Shares will be cancelled and you will receive in the Merger the right to receive the same amount of cash per Share and the CPR per Share as if you had tendered your Shares in the Offer.

• If you decide not to tender your Shares in the Offer, we purchase Shares that have been tendered and the Merger does not occur, you will remain a shareholder of New Frontier, but there may be so few remaining shareholders and publicly held Shares that the Shares will no longer be eligible to be traded through the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the Shares, and New

Frontier may cease making filings with the Commission or otherwise cease being required to comply with the Commission’s rules relating to publicly held companies. If we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed Merger to occur.

• Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

• On October 15, 2012, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on the NASDAQ Global Select Market during normal trading hours was $1.30 per Share. Therefore, the Offer Price of $2.02 cash per Share, which is the minimum amount you will receive if you accept the Offer, represents a premium of 55.38% over the closing price of the Shares before announcement of the Merger Agreement and a 79% premium to New Frontier’s closing stock price on March 8, 2012, the day before New Frontier Media received a publicly-announced unsolicited acquisition proposal.

• On October 26, 2012, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on the NASDAQ Global Select Market was $2.00 per Share. See Section 6.

HAVE ANY SHAREHOLDERS ALREADY AGREED TO TENDER THEIR SHARES IN THE OFFER OR OTHERWISE SUPPORT THE OFFER?

• No.  Currently, no shareholders are bound to participate or otherwise support the Offer.

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

• If the conditions to the Offer as set forth in Section 13 are satisfied or waived and Merger Sub consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $2.02 in cash without interest (and less any amounts required to be deducted and withheld under any applicable law) and you will receive a contractual right to receive a cash payment, based upon the calculation of the amount of available cash of New Frontier as of the expiration time of this Offer (up to a maximum amount of $0.06 per Share) promptly following expiration of the Offer. See Sections 1 and 2.

WHAT IS THE TOP-UP OPTION AND WHEN COULD IT BE EXERCISED?

• New Frontier has granted Merger Sub an irrevocable option (the “Top-Up Option”), exercisable from and after the date and time at which Merger Sub first accepts for payment Shares tendered in the Offer, to purchase up to that number of newly issued Shares equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by LFP Broadcasting and Merger Sub at the time of exercise, constitutes one Share more than the 90% of the fully-diluted Shares (i.e. that number of Shares necessary for Merger Sub to be merged into New Frontier through a “short-form” merger under the CBCA (after giving effect to the issuance of the shares issued pursuant to the Top-Up Option)) and (ii) the aggregate number of Shares that New Frontier is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option, in each case, for consideration per Share equal to the Offer Price and a CPR. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Merger Sub to effect such a “short-form” merger pursuant to the CBCA without the need for a meeting of holders of Shares at a time when the approval of the Merger at any meeting of New Frontier’s shareholders would be assured because of Merger Sub’s ownership of a majority of the Shares following completion of the Offer. See Section 11 and Section 15.

HOW WILL MY OUTSTANDING NEW FRONTIER OPTIONS BE TREATED IN THE OFFER AND THE MERGER?

• The Offer is being made for all outstanding Shares, and not for options to purchase Shares (each, a “New Frontier Option”).

• New Frontier Options may not be tendered into the Offer. If you wish to tender Shares underlying New Frontier Options, you must first exercise your New Frontier Options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer. At the effective time of the Merger  each outstanding New Frontier Option, whether or not vested or exercisable, will be canceled and will only entitle the holder to receive an amount in cash equal to (1) the product of (A) the total number of Shares subject to such  New Frontier Option, multiplied by (B) the excess, if any, of the Offer Price plus the amount of any contingent cash payment payable in respect of a CPR over the per-share exercise price under such New Frontier Option  less (2) applicable taxes required to be withheld.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

• The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder whose Shares are sold pursuant to the Offer or exchanged for cash pursuant to the Merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the Shares sold or exchanged. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. See Section 5.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

• You will not have appraisal rights in the Offer. However, if the Merger takes place, shareholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have appraisal rights under the CBCA. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the CBCA, you will be entitled to payment for your Shares based on a judicial determination of the fair value of such Shares. This value may be the same, more or less than the price that we are offering to pay you in the Offer.

The foregoing summary of the rights of dissenting shareholders under the CBCA does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available appraisal rights and is qualified in its entirety by reference to Colorado law, including without limitation, Article 113 of the CBCA.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•

You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834.  See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

To All Holders of Shares of

NEW FRONTIER MEDIA, INC.

INTRODUCTION

LFP Broadcasting, LLC, a Delaware limited liability company (“LFP Broadcasting”), Flynt Broadcast, Inc., a Colorado corporation and direct wholly-owned subsidiary of LFP Broadcasting (“Merger Sub” and, together with LFP Broadcasting, the “Offerors”), are offering to purchase all outstanding shares of common stock, par value $0.0001 (“Shares”), of New Frontier Media, Inc., a Colorado corporation (“New Frontier”), at a price of $2.02 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”) and one contingent right per Share which represents the contingent right to receive an additional cash payment based upon the amount of New Frontier’s available cash at the time of the expiration of this Offer (up to a maximum amount of $.06 per Share) (a “CPR” and together with per Share amount payable equal to the Offer Price, the “Merger Consideration”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Shares will be purchased by Merger Sub. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 15, 2012 (together with any amendments or supplements thereto, the “Merger Agreement”), among New Frontier, LFP Broadcasting, and Merger Sub, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into New Frontier, with New Frontier continuing as the surviving corporation (the corporation, the “Surviving Corporation” and such merger, the “Merger”) and a wholly-owned subsidiary of LFP Broadcasting. Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement. LFP Broadcasting has agreed pursuant to the Merger Agreement to cause Merger Sub to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer.

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker or bank as to whether they charge any service fees. We will pay all charges and expenses of Corporate Stock Transfer, the depositary for the Offer (the “Depositary”), and of Innisfree M&A Incorporated and the information agent for the Offer (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—“Conditions to the Offer.”

The Offer will expire at 12:00 midnight, New York City time, on Tuesday November 27, 2012 (the end of the day on Tuesday), unless the Offer is extended or earlier terminated. See Sections 1, 13 and 15—“Terms of the Offer,” “Conditions to the Offer” and “Certain Legal Matters.”

At a meeting held on October 14, 2012, New Frontier’s board of directors (the “New Frontier Board”) has, after careful consideration and following the recommendation of the special committee, unanimously: (1) determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of New Frontier and its shareholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (3) directed that the Merger Agreement be submitted to New Frontier’s shareholders for adoption, if required by applicable laws, and (4) resolved to recommend that New Frontier’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable laws, adopt the Merger Agreement and approve the Merger.

A more complete description of the New Frontier Board’s reasons for authorizing and approving the Merger Agreement and recommending that holders of Shares accept the Offer and tender their Shares into the Offer and, if required, vote their Shares in favor of adopting the Merger Agreement, will be set forth in New Frontier’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the Commission in connection with the Offer and will be mailed to New Frontier shareholders with this Offer to Purchase and the Letter of Transmittal.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, and potentially subject to shareholder approval, the Merger will be effected. At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than any (i) Shares owned by LFP Broadcasting, Merger Sub or any of their direct or indirect wholly-owned subsidiaries, (ii) Shares owned by New Frontier or its subsidiaries and (iii) Shares held by New Frontier shareholders who properly demand appraisal for their Shares under Colorado law) will be canceled and will be converted automatically into the right to receive consideration equal to the Merger Consideration, payable, without interest, to the holder of such Share upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined below) relating to such Shares. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for New Frontier; Summary of the Merger Agreement and Certain Other Agreements.”

Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by holders of a majority of the outstanding Shares, if required by applicable law. If the Minimum Tender Condition is satisfied and Merger Sub accepts Shares for payment pursuant to the Offer, Merger Sub will then have sufficient voting power to adopt the Merger Agreement without the vote in favor of the adoption of the Merger Agreement by any other holder of Shares. A vote of holders of Shares to adopt the Merger Agreement will not be required in the event the Merger is consummated pursuant to Section 7-111-104 of the CBCA, which provides that, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the shareholders of such subsidiary corporation (a “short form merger”). Therefore, if Merger Sub owns 90% or more of the outstanding Shares, under applicable law, Merger Sub and LFP Broadcasting will be able to complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Merger Sub to effect a short-form merger pursuant to applicable Colorado law at a time when the approval of the Merger at a meeting of New Frontier’s shareholders would be assured because of Merger Sub’s ownership of a majority of the Shares following completion of the Offer.

Upon the terms and subject to the conditions of the Merger Agreement, in the event that Merger Sub acquires at least 90% of the then outstanding Shares pursuant to the Offer (including through purchases during any subsequent offering period or through exercise of the Top-Up Option (see Section 11)), the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 7-111-104 of the CBCA, as promptly as reasonably practicable after such acquisition, without a meeting of the shareholders of New Frontier. See Section 15—“Certain Legal Matters.”

Stockholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the CBCA will have appraisal rights in connection with the Merger. Shares issued pursuant to the Top-Up Option will not be considered in any statutory appraisal action. See Section 15—“Certain Legal Matters.”

If we accept the Shares for payment pursuant to our Offer, under the Merger Agreement, we will become entitled to designate at least a majority of the members of the New Frontier Board. See Section 11—“Purpose of the Offer and Plans for New Frontier.”

New Frontier has informed Merger Sub that, as of October 25, 2012, there were 17,290,390 Shares outstanding on a fully-diluted basis (including shares issuable under any outstanding warrants or options that were exercisable as of such date). Based upon the foregoing, the Minimum Tender Condition will be satisfied if 8,645,196 Shares are validly tendered and not withdrawn prior to the expiration time of the Offer. The actual number of Shares that are required to be tendered to satisfy the Minimum Tender Condition will depend upon the actual number of then outstanding Shares on a fully-diluted basis at the expiration time of the Offer.

Certain material United States federal income tax consequences to U.S. Holders (as defined below) of the sale of the Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger are described in Section 5—”Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of a reclassification, stock split (including a reverse stock split), stock dividend, distribution or division, recapitalization, merger, issuer tender offer or issuer exchange offer or other similar transaction, the Offer Price will be appropriately adjusted.

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

New Frontier has provided LFP Broadcasting with New Frontier’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on New Frontier’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration time of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4—“Withdrawal Rights.”

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition, the Cash Condition, and the other conditions described in Section 13—“Conditions to the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11—“Purpose of the Offer and Plans for New Frontier; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.

To the extent permitted by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and other applicable law, we expressly reserve the right to waive any condition and to make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of New Frontier:

(1) reduce the number of Shares subject to the Offer,

(2) reduce the Offer Price or change the form of consideration payable in the Offer,

(3) change, modify or waive the Minimum Tender Condition,

(4) add to the conditions set forth in Section 13—“Conditions to the Offer” or modify or change any conditions in any manner adverse to the holders of the Shares,

(5) extend the expiration time of the Offer, except as provided in the Merger Agreement,

(6) change the terms of the CPRs, or

(7) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of Shares.

We may, in our sole and absolute discretion, increase the amount of cash constituting the Offer Price without the consent of New Frontier. If, on or before the expiration time of the Offer, we increase the consideration being paid for Shares accepted for payment in the Offer, this increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not their Shares were tendered before the announcement of the increase in consideration.

We will extend the Offer for any period required by the Commission or the staff thereof; provided that in no event will we be required to extend the Offer beyond February 15, 2013. If any condition to the Offer has not been satisfied or waived, we must extend the Offer for one or more consecutive periods of not more than five business days, for 20 business days after the original expiration date. In the event the Merger Agreement is terminated prior to the then scheduled expiration time of the Offer, the Offer will be terminated immediately and no Shares tendered pursuant to the Offer will be accepted for payment or paid for pursuant to the Offer. See Section 11—”Purpose of the Offer and Plans for New Frontier; Summary of the Merger Agreement and Certain Other Agreements.”

There can be no assurance that we will be required or permitted under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—” Withdrawal Rights.”

Unless the Merger Agreement or the Offer is terminated in accordance with its terms, we may in our sole discretion commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) after the date and time at which the Shares are first accepted for payment in the Offer. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer.

If we provide a subsequent offering period, tendering shareholders will not have withdrawal rights. A subsequent offering period is not an extension of the Offer, which already will have been completed. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the expiration time of the Offer. We will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to shareholders.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to not accept for payment any Shares if, at the expiration time of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions to the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, LFP Broadcasting and Merger Sub may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release and making any appropriate filing with the Commission.

New Frontier has agreed to provide us with its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on New Frontier’s shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration time of the Offer, we will accept for payment, purchase and pay for, all Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3— “Procedures for Tendering Shares,” (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3—“Procedures for Tendering Shares.”

For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payments from us and transmitting such payments to the tendering shareholders. Under no circumstances will interest be paid on the Merger Consideration, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for these unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3— “Procedures for Tendering Shares,” these Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3. Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration time of the Offer and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) these Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case, prior to the expiration time of the Offer, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in

DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the expiration time of the Offer, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including any of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program or an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

Guaranteed Delivery. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration time of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration time of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

• such tender is made by or through an Eligible Institution;

• a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Sub, is received by the Depositary (as provided below) prior to the expiration time of the Offer; and

• the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ Global Select Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision of the Merger Agreement, we will pay for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the expiration time of the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) these Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the Merger Consideration, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions to the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints our designees as such shareholder’s proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the shareholders of New Frontier, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of shareholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of LFP Broadcasting, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding. In order to avoid “backup withholding” at a rate of 28% of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder, and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding at a rate of 28%. All shareholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders should complete and sign an appropriate Form W-8 (instead of a Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a shareholder may withdraw Shares tendered pursuant to the Offer at any time prior to the expiration time of the Offer as explained below. Further, if Merger Sub has not accepted Shares for payment by December 28, 2012, they may be withdrawn at any time prior to our acceptance for payment after that date.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of LFP Broadcasting, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the expiration time of the Offer.

If we extend the Offer, delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders exercise withdrawal rights as described in this Section 4 prior to the expiration time of the Offer or as otherwise required by Rule 14e-1(c) under the Exchange Act.

In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5. Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger

Introduction

The following is a summary of certain material United States federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to U.S. Holders who hold Shares as capital assets (generally, property held for investment purposes). In addition, this summary does not address tax considerations that may be applicable to a U.S. Holder’s particular circumstances or to U.S. Holders that may be subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, S corporations, partnerships and other pass-through entities, trusts, shareholders liable for the alternative minimum tax, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates and tax-exempt organizations), persons that own or have owned more than five percent of any class of shares by vote or by value (whether actually or constructively), dissenting shareholders or U.S. Holders who acquired Shares in connection with stock options, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. This summary does not address holders of restricted stock, holders of options to purchase New Frontier’s Shares or holders of restricted stock units. In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or non-U.S. tax consequences, of the Offer and the Merger.

For purposes of this summary, a “U.S. Holder” is a New Frontier shareholder that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for United States federal income tax purposes.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer and the Merger. We urge you to consult your own tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Offer and the Merger to you.

Effect of the Offer and the Merger

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

Information Reporting and Backup Withholding

Payments made to U.S. Holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person (as defined on the IRS Form W-9), the taxpayer identification number provided is correct and such holder is not subject to backup withholding. Certain holders (including corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

6. Price Range of Shares; Dividends

According to New Frontier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the Shares are traded on the NASDAQ Global Select Market under the symbol “NOOF.” The following table sets forth, for the calendar quarters indicated, the high and low closing prices per Share on the NASDAQ Global Select Market with respect to the fiscal years ended December 31, 2010 and December 31, 2011 as stated in New Frontier’s Annual Report on Form 10-K for the year ended December 31, 2011 and from public sources with respect to the subsequent periods noted below.

	High	Low
Fiscal Year Ended March 31, 2011:
April 1 - June 30, 2010	$2.15	$1.54
July 1 - September 30, 2010	$1.90	$1.35
October 1 - December 31, 2010	$2.04	$1.58
January 1 - March 31, 2011	$2.18	$1.67
Fiscal Year Ended March 31, 2012:
April 1 - June 30, 2011	$1.85	$1.21
July 1 - September 30, 2011	$1.69	$1.06
October 1 - December 31, 2011	$1.40	$0.84
January 1 - March 31, 2012	$1.60	$1.00
Fiscal Year Ended March 31, 2013:
April 1 - June 30, 2012	$1.73	$1.50
July 1 - September 30, 2012	$1.65	$1.25
October 1 – October 15, 2012	$1.35	$1.23

On October 15, 2012, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on the NASDAQ Global Select Market during normal trading hours was $1.30 per Share. The Offer Price represents (i) a 55.38% premium to the trading price at which the Shares closed on October 15, 2012, the last trading day before the announcement of the Offer, (ii) a 78.76% premium to New Frontier Media’s closing stock price on March 8, 2012, the day before New Frontier Media received a publicly-announced unsolicited acquisition proposal, (iii) premiums of 57.20%, 56.76% and 44.80% over the volume-weighted average trading prices for the Shares for the ten-day, thirty-day and sixty-calendar day periods ending immediately before the date of announcement of the Offer and (iv) a 16.76% premium to the highest trading price, and a 98.03% premium to the lowest trading price, in the last twelve months prior to the date of announcement of the Offer.

On October 26, 2012, the last full trading day prior to the commencement of the Offer, the last reported closing price per Share on the NASDAQ Global Select Market during normal trading hours was $2.00 per Share.

New Frontier has previously paid dividends to its shareholders; however, no dividends have been paid since 2008. Under the terms of the Merger Agreement, New Frontier is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of LFP Broadcasting. See Section 14—“Dividends and Distributions.” Shareholders are urged to obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

Effect of Merger. Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, and potentially shareholder approval, Merger Sub will be merged with and into New Frontier, and New Frontier will be the Surviving Corporation. The Articles of Incorporation and the By-Laws of the Surviving Corporation will be as attached to the Merger Agreement. Merger Sub’s directors immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.  The officers of New Frontier immediately prior to the effective time of the Merger shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Select Market. According to the published guidelines of The NASDAQ Stock Market, LLC (“NASDAQ”), NASDAQ would consider disqualifying the Shares for listing on the NASDAQ Global Select Market if, among other possible grounds, (a) the total number of holders of record and holders of beneficial interest, taken together, in Shares falls below 400, (b) the bid price for a Share over a 30 consecutive business day period is less than $1.00, or (c)(i) New Frontier has shareholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, (ii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of New Frontier’s listed securities is less than $50 million over a ten consecutive business day period, or (iii) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or New Frontier’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of New Frontier, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to New Frontier, as of October 12, 2012, there were approximately 16,264,213 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for the NASDAQ Global Select Market or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by New Frontier upon application to the Commission if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause New Frontier to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by New Frontier to its shareholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with shareholders’ meetings or actions in lieu of a shareholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to New Frontier. Furthermore, the ability of “affiliates” of New Frontier and persons holding “restricted securities” of New Frontier to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

8. Certain Information Concerning New Frontier

The following description of New Frontier and its business has been taken from New Frontier’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, and is qualified in its entirety by reference to such report.

New Frontier is a Colorado corporation, incorporated in Colorado on February 23, 1998, with its principal office located at 6000 Spine Road, Suite 100, Boulder, Colorado, 80301.  New Frontier’s telephone number at such corporate headquarters is (303) 444-0900.

New Frontier is a provider of transactional television services and a distributor of general motion picture entertainment. Its key customers include large cable and satellite operators, premium movie channel providers, movie aggregators and distributors, and major Hollywood studios. It distributes content worldwide. Its three principal businesses are reflected in the Transactional TV, Film Production and Direct-to-Consumer operating segments. New Frontier’s Transactional TV segment distributes adult content to cable and satellite operators who then distribute the content to retail consumers via video-on-demand (VOD) and pay-per-view (PPV) technology. It earns revenue by receiving a percentage of the retail price paid by consumers to purchase New Frontier’s content on its customers’ VOD and PPV platforms. The Transactional TV segment represents its largest operating segment based on revenue and assets and has historically been its most profitable segment; however, the segment has experienced declining operating income due to competition from free and low-cost websites and the continued global economic downturn. The Film Production segment generates revenue through the distribution of mainstream and erotic films to large cable and satellite operators, premium movie channel providers, and other content distributors. This segment also periodically provides contract film production services to major Hollywood studios (producer-for-hire arrangements). The Film Production segment incurred an operating loss in fiscal year 2011 primarily due to impairment charges. New Frontier’s Direct-to-Consumer segment primarily generates revenue from membership fees earned through the distribution of adult content to consumer websites. The Direct-to-Consumer segment has historically incurred operating losses and is expected to continue to incur operating losses for the foreseeable future. New Frontier’s Corporate Administration segment includes all costs associated with the operation of the public holding company, New Frontier Media, Inc.

Available Information. New Frontier is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning New Frontier’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of New Frontier’s securities, any material interests of such persons in transactions with New Frontier, and other matters is required to be disclosed in proxy statements and periodic reports distributed to New Frontier’s shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s Public Reference Room in Washington, DC can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as New Frontier, who file electronically with the Commission. The address of that site is http://www.sec.gov. New Frontier also maintains an Internet website at http://www.noof.com. The information contained in, accessible from or connected to New Frontier’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of New Frontier’s filings with the Commission. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning New Frontier contained in this Offer to Purchase has been based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of LFP Broadcasting, Merger Sub or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning New Frontier contained in such documents and records or for any failure by New Frontier to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning Merger Sub and LFP Broadcasting

LFP Broadcasting, LLC is a Delaware limited liability company with its principal office located at 8484 Wilshire Boulevard, Suite 900 Beverly Hills, California 90211. LFP Broadcasting’s telephone number at that address is (323) 651-5400. LFP Broadcasting is a provider of adult video content via PPV, VOD, DVD, as well as mobile and other electronic distribution channels.  LFP Broadcasting’s “Hustler TV” is now available in over 55 countries, and it also offers Hustler HD, the only linear adult HD channel offered in the US.  After its recent acquisition of Sapphire Media, a significant distributor of adult content through television in Europe, LFP Broadcasting is the largest distributed adult network in Europe and Canada, approximately the second largest in Latin America, and is among the top three in the United States.

Merger Sub is a Colorado corporation and a direct wholly-owned subsidiary of LFP Broadcasting. Merger Sub was organized by LFP Broadcasting to acquire New Frontier and has not conducted any other activities since its organization. All outstanding shares of capital stock of Merger Sub are owned by LFP Broadcasting. The principal office of Merger Sub is located at the same address as LFP Broadcasting’s principal office listed above, and its telephone number at that address is the same telephone number as LFP Broadcasting’s telephone number listed above.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Merger Sub and LFP Broadcasting are listed in Schedule A to this Offer to Purchase.

During the last five years, none of Merger Sub, LFP Broadcasting or, to the best knowledge of Merger Sub and LFP Broadcasting, any of the persons listed in Schedule A to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of Merger Sub, LFP Broadcasting or, to the knowledge of Merger Sub and LFP Broadcasting, any of the persons listed in Schedule A to this Offer to Purchase, or any associate or majority-owned subsidiary of LFP Broadcasting, Merger Sub or any of the persons listed in Schedule A to this Offer to Purchase, beneficially owns any equity security of New Frontier, and none of Merger Sub, LFP Broadcasting or, to the knowledge of Merger Sub and LFP Broadcasting, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of New Frontier during the past 60 days.

Except as described in the Tender Offer Statement on Schedule TO filed by LFP Broadcasting with the Commission pursuant to Rule 14d-3 under the Exchange Act, of which this Offer to Purchase forms a part, (i) there have not been any contacts, transactions or negotiations between Merger Sub or LFP Broadcasting, any of their respective subsidiaries or, to the knowledge of Merger Sub and LFP Broadcasting, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and New Frontier or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (ii) none of Merger Sub and LFP Broadcasting or, to the knowledge of Merger Sub and LFP Broadcasting, any of the persons listed on Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of New Frontier.

10. Background of the Offer; Contacts with New Frontier

Background of the Offer and the Merger; Past Contacts or Negotiations between LFP Broadcasting and New Frontier

The following contains a description of contacts between representatives of LFP Broadcasting and representatives of New Frontier that resulted in the execution of the Merger Agreement and the agreements related to the Offer.  For a review of New Frontier’s activities relating to these contacts, please refer to New Frontier’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

LFP Broadcasting regularly evaluates strategies to enhance value for its members, including opportunities for acquisitions of other companies, their product lines, intellectual property or their other assets.

On July 8, 2010, a representative of New Frontier, Michael Weiner, initiated contact with Michael H. Klein, President and manager of LFP Broadcasting, indicating that New Frontier was exploring potential strategic alternatives and inquiring as to whether LFP Broadcasting would have an interest in pursuing a potential transaction with New Frontier.  On July 27, 2010, in response thereto, the parties executed a confidentiality agreement.  Also on that day, Mr. Klein and Robert Gaddis, formerly the CFO for LFP Broadcasting, made a visit to the New Frontier offices in Boulder, Colorado. They met with Mr. Weiner, Ken Boenish (former President of New Frontier) and number of other executives from New Frontier and had a discussion exploring strategic opportunities between LFP Broadcasting and New Frontier.  Subsequent to that visit, LFP Broadcasting reviewed the various information supplied by New Frontier under the confidentiality agreement and determined not to make an offer to acquire New Frontier at that time.

In July 2011, LFP Broadcasting and New Frontier had a number of discussions concerning a possible transaction, but such discussions did not advance beyond a preliminary stage, as LFP Broadcasting was in the process of purchasing another broadcasting entity.

In late March 2012, LFP Broadcasting reopened its interest in acquiring New Frontier and Mr. Klein reached out to Mr. Weiner regarding the renewed interest. Mr. Weiner informed Mr. Klein that a special committee of the board of directors of New Frontier (the “Special Committee”) was in the process of retaining a financial advisor in connection with its strategic review process and that Mr. Klein would be contacted once a financial advisor was retained.

In April, 2012, LFP Broadcasting was informed that the Special Committee had engaged Avondale Partners, LLC (“Avondale”) as its financial advisor, and was asked to direct its communications with respect to LFP Broadcasting’s interest in a potential transaction with New Frontier to Avondale.  On April 9, 2012, Mr. Klein entered into discussions with Gordon Pollack at Avondale with respect to LFP Broadcasting’s interest in pursuing a transaction with New Frontier.  Subsequent to that, on April 18, 2012, Mr. Klein notified Avondale via the telephone that LFP Broadcasting was interested in pursuing the acquisition of New Frontier for $1.60 per Share in cash, subject to due diligence and other conditions.  Avondale acknowledged the proposal and stated that they would relay LFP Broadcasting’s proposal to the Special Committee.

On May 9, 2012, LFP Broadcasting received from Avondale and negotiated a new confidentiality agreement. Following LFP Broadcasting’s execution of such agreement, it received certain documentation from Avondale, on behalf of the Special Committee, regarding New Frontier to facilitate LFP Broadcasting’s due diligence review of New Frontier.

On May 30, 2012, Avondale notified LFP Broadcasting that the Special Committee had determined to pursue a formal bidding process, and requested that LFP Broadcasting submit a written proposal with respect to the acquisition of 100% of the equity of New Frontier by no later than June 7, 2012.  LFP Broadcasting had taken note of the fact that there had also been some public information about recent offers for New Frontier, including one from its largest shareholder, Longkloof Limited, as well as from Manwin.

In response to a bid process letter from Avondale, on June 6, 2012, LFP Broadcasting submitted a written non-binding indication of interest to acquire New Frontier for $1.85 per Share in cash.

During the week of June 19, 2012, Avondale granted LFP Broadcasting access to a newly opened online data site, and LFP Broadcasting began a more thorough due diligence review of New Frontier. Over the next two weeks, LFP Broadcasting reviewed the information and had follow-up discussions with Avondale.

On June 29, 2012, Avondale forwarded LFP Broadcasting its final bid process letter and a draft of the merger agreement. This letter invited each bidder to submit a final proposal for the acquisition of New Frontier no later than July 17, 2012.  It requested LFP’s best and final price for the acquisition of 100% of the equity of New Frontier consistent with terms and conditions of a mark-up of the draft definitive agreement submitted by the bidder, along with its bid.  Over the next several weeks, LFP Broadcasting formulated a revised offer to acquire New Frontier.

On July 17, 2012, LFP Broadcasting sent Avondale its bid, pursuant to which it proposed acquiring New Frontier for $2.05 per Share in cash, along with a revised draft of the merger agreement.

On July 27, 2012 Mr. Klein and Avondale discussed various features of LFP Broadcasting’s offer, including: (1) New Frontier holding a minimum of $14,000,000 in cash after transaction fees, as a condition to closing; (2) the transaction being contingent on an LFP Broadcasting affiliate closing a loan on its facility and business; (3) LFP Broadcasting being granted a top-up option; and (4) the timing of the transaction.

In early August 2012, Avondale, on behalf of the Special Committee, notified LFP Broadcasting that it was one of the bidders being invited to continue in the bidding process.

On or around August 20, 2012, LFP Broadcasting communicated to Avondale that it had increased its offer to $2.08 per Share, contingent on a minimum cash threshold for New Frontier after transaction fees of $12,500,000, LFP Broadcasting’s receipt of governmental approval to consummate a pending financing, and the consummation of such financing.  In connection with such offer, LFP Broadcasting offered a $1,000,000 “reverse break-up fee” if it were not in a position to fund the acquisition by September 30, 2012.

On August 27, 2012, LFP Broadcasting received notification of the regulatory approval it needed for it to proceed with the financing intended to fund LFP Broadcasting’s proposed acquisition of New Frontier.

On August 28, 2012, Avondale requested that LFP Broadcasting increase its bid above its last offer of $2.08 per Share, to at least $2.15 per Share, and LFP Broadcasting indicated that $2.08 per share was its best and final offer.  Later on August 28, 2012, Avondale notified Mr. Klein that the Special Committee wanted to proceed with negotiating the merger agreement as promptly as possible.

On August 31, 2012, the Special Committee’s counsel distributed to LFP Broadcasting’s counsel a revised draft merger agreement containing proposed revisions on behalf of the Special Committee, reflecting its response to LFP Broadcasting’s mark-up of the draft merger agreement submitted to Avondale on July 17, 2012.

On September 7, 2012, LFP Broadcasting and Avondale discussed via phone various open issues relating to the proposed acquisition of the New Frontier.  During the course of this call, LFP Broadcasting indicated that it was willing to have L.F.P., Inc. serve as a guarantor of the obligations of it and Merger Sub pursuant to the Merger Agreement.  During this call, LFP Broadcasting continued to express its concern over New Frontier’s cash balance and indicated that its initial indication of interest submitted on July 17, 2012, which proposed a purchase price of $2.05 per Share, assumed that New Frontier would have approximately $14,000,000 of Company Net Available Cash before transaction expenses at the closing of the Offer, and that when it raised its proposed purchase price to $2.08 per Share it was with the understanding that the Company Net Available Cash net of transaction expenses at the closing of the Offer would be at least $12,500,000.  Accordingly, LFP Broadcasting proposed a purchase price ranging from $2.03 to $2.08 per Share tied to the extent to which the amount of Company Net Available Cash net of transaction expenses at the closing of the Offer would be at or greater than $11,690,000 and less than or equal to $12,500,000, with adjustments between these two per Share prices equal to $0.01 for each $162,000 adjustment in the amount of the Company Net Available Cash net of transaction expenses that is on hand at the closing of the Offer.

On September 11 and 12, 2012, an accounting firm engaged by LFP Broadcasting to assist in its due diligence regarding New Frontier met with New Frontier’s independent registered public accounting firm and its management as part of that due diligence process.

On September 13, 2012, LFP Broadcasting e-mailed Avondale with a revised proposal for addressing its concerns that New Frontier’s expected cash balance was less than LFP Broadcasting had assumed when it made its previous proposals to acquire New Frontier.  LFP Broadcasting indicated its willingness to discuss the following two alternative purchase price structures:

•

$2.08 per Share, subject to a condition that New Frontier have, at closing of the Offer, a minimum of (i) $11,500,000 in Company Net Available Cash, and (ii) and $15,500,000 in total working capital; or

•

A variable purchase price proposal such that for every $162,000 of Company Net Available Cash net of transaction expenses, below $12,500,000 or working capital below $15,500,000 at the closing of the Offer, the purchase price per Share would be reduced by one cent.  So for example, if at closing the cash balance is between $12,338,000 and $12,499,000, then the purchase price would be reduced to $2.07 per Share.

On September 21, 2012, LFP Broadcasting’s counsel received an initial draft of the guarantee pursuant to which L.F.P. Inc. would agree to unconditionally guarantee the obligations of LFP Broadcasting and Merger Sub pursuant to the Merger Agreement.

Also, on September 21, 2012, LFP Broadcasting’s counsel distributed a revised draft of the Merger Agreement containing revisions proposed by LFP Broadcasting, including, but not limited to, (i) the addition of a liquidated damages clause, (ii) the removal of the specific performance clause, (iii) the addition of a material adverse change financial metric of a 15% reduction in revenue or earnings, and (iv) a working capital threshold requirement that would need to be met by New Frontier.

On or about September 25, 2012, Avondale and LFP Broadcasting discussed in a telephone call various open issues relating to LFP Broadcasting’s proposed acquisition of New Frontier including some of the issues raised by the revised draft of the Merger Agreement. During the course of this call, LFP Broadcasting indicated that it would be amenable to the transaction being conditioned on New Frontier having to meet only one financial metric which would be a threshold relating to Company Net Available Cash but that such threshold would need to be $12,000,000 at the closing of the Offer, net of transaction expenses, and, based on that threshold, it would propose a revised purchase price of $2.05 per Share. In addition, LFP Broadcasting agreed to re-insert the specific performance clause and delete from the draft Merger

Agreement (i) the working capital threshold, (ii) the liquidated damages clause, and (iii) the material adverse change financial metric of a 15% reduction in revenue or earnings.

On September 28, 2012, in a telephone call that included representatives of LFP Broadcasting, Avondale and the respective counsel for LFP Broadcasting and the Special Committee, advisors for the Special Committee proposed a purchase price of $2.08 per Share with no cash condition.  LFP Broadcasting indicated that such a proposal was not acceptable and that it was only prepared to pursue a transaction that contemplated a purchase price of $2.05 per Share and required the Company to have a minimum of $12,000,000 in Company Net Available Cash at the closing of the Offer net of transaction expenses.

On October 5, 2012, in a telephone call that included representatives of LFP Broadcasting, Avondale, and the respective counsel for LFP Broadcasting and the Special Committee, the advisors for the Special Committee proposed a purchase price of $2.05 per Share, subject to a condition that New Frontier have a minimum of $11,500,000 in Company Net Available Cash at closing net of transaction expenses. The Special Committee’s advisors also proposed that LFP Broadcasting provide New Frontier with a $1,000,000 earnest money deposit concurrently with its execution of the definitive agreement.  During such conference call, LFP Broadcasting indicated that while it was amenable to the $1,000,000 earnest money deposit, it would only agree to the Special Committee’s request for a cash condition of $11,500,000 if the purchase price was reduced to $2.02 per Share. In subsequent discussions between LFP Broadcasting and Avondale, LFP Broadcasting indicated that it would be amenable to a contingent cash payment right that would provide New Frontier shareholders with additional cash consideration up to a maximum of $0.06 per Share to the extent the Company Net Available Cash at the closing of the Offer, net of transaction expenses, exceeded $11,500,000. Thereafter, the parties negotiated throughout the day on October 5, 2012 to agree on a purchase price in the transaction of $2.02 per Share, plus one contingent right to receive an additional cash payment, or CPR, as described in Section 1 – “Terms of the Offer” above.

On October 7, 2012, the Special Committee’s counsel provided LFP Broadcasting with a revised Merger Agreement with the aforementioned terms.  On October 8, 2012, the Special Committee’s counsel provided LFP Broadcasting with an initial draft of the Contingent Payment Rights Agreement.

On October 9, 2012, LFP Broadcasting’s counsel distributed to the Special Committee’s counsel a revised draft of the Merger Agreement containing proposed revisions on behalf of LFP Broadcasting.

On October 10, 2012, the Special Committee’s counsel distributed to LFP Broadcasting’s counsel a further revised draft of the Merger Agreement containing proposed revisions on behalf of the Special Committee and an initial draft of the Escrow Agreement.

From October 10, 2012 to October 15, 2012, the Special Committee’s counsel, and LFP Broadcasting’s counsel exchanged various drafts of the Merger Agreement, the Contingent Payment Rights Agreement, the Escrow Agreement and the Guaranty and held a number of telephone calls to discuss and negotiate the provisions of these agreements.

On October 15, 2012, LFP Broadcasting, Merger Sub and New Frontier finalized and executed the Merger Agreement, and, at approximately 5:00 p.m., New York City time, on the same date, LFP Broadcasting and New Frontier issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer to acquire all of the outstanding Shares at a price per Share of $2.02, plus a contingent right to receive an additional CPR equal to $.01 per CPR for each $162,000 incremental amount in excess of $11,514,000 of New Frontier’s available cash, net of certain transaction expenses, limited to $.06 per share.

11. Purpose of the Offer and Plans for New Frontier; Summary of the Merger Agreement and Certain Other Agreements

Purpose of the Offer and Plans for New Frontier

The purpose of the Offer and the Merger is for LFP Broadcasting and its affiliates, through Merger Sub, to acquire control of, and the entire equity interest in, New Frontier. Pursuant to the Merger, LFP Broadcasting will acquire all of the stock of New Frontier not purchased pursuant to the Offer, the Top-Up Option or otherwise. Shareholders of New Frontier who sell their Shares in the Offer will cease to have any equity interest in New Frontier or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering shareholders also will no longer have an equity interest in New Frontier or any right to participate in its earnings and future growth. On the other hand, after selling their Shares in the Offer or after the subsequent Merger, shareholders of New Frontier will not bear the risk of any decrease in the value of New Frontier stock.

Assuming Merger Sub purchases a majority of the outstanding Shares (on a fully diluted basis) pursuant to the Offer, LFP Broadcasting is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the New Frontier Board. See “Summary of the Merger Agreement—Organizational Documents, Directors and Officers of the Surviving Corporation” below.  At the effective time of the Merger, the Articles of Incorporation and the By-Laws of the Surviving Corporation will be as attached to the Merger Agreement. Merger Sub’s directors immediately prior to the effective time of the Merger will be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. The officers of New Frontier immediately prior to the effective time of the Merger shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. . See “Summary of the Merger Agreement—Organizational Documents, Directors and Officers of the Surviving Corporation” below.

LFP Broadcasting and Merger Sub are conducting a detailed review of New Frontier and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. LFP Broadcasting and Merger Sub will continue to evaluate the business and operations of New Frontier during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, LFP Broadcasting intends to review such information as part of a comprehensive review of New Frontier’s business, operations, capitalization and management with a view to optimizing development of New Frontier’s potential in conjunction with New Frontier’s or LFP Broadcasting’s existing businesses. We expect that all aspects of New Frontier’s business will be fully integrated into LFP Broadcasting. However, plans may change based on further analysis including changes in New Frontier’s business, corporate structure, Articles of Incorporation, By-Laws, capitalization, board of directors and management, although, except as disclosed in this Offer to Purchase, LFP Broadcasting and Merger Sub have no current plans with respect to any of such matters.

Except as disclosed in this Offer to Purchase, neither LFP Broadcasting nor Merger Sub has any present plans or proposals that would result in an extraordinary corporate transaction involving New Frontier or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in New Frontier’s capitalization, corporate structure or business.

After the Merger, LFP Broadcasting may cause Merger Sub to be transferred to one or more of its affiliates for internal structuring reasons, but no such transfer will affect LFP Broadcasting’s obligations under the Merger Agreement.

Summary of the Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by New Frontier’s shareholders or LFP Broadcasting’s shareholders. None of New Frontier’s shareholders or LFP Broadcasting’s shareholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of LFP Broadcasting, Merger Sub, New Frontier or any of their respective subsidiaries or affiliates. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the Commission with respect to the Offer or the Merger may be obtained in the manner set forth in Section 8 under “Available Information.” Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

The Offer

The Merger Agreement requires Merger Sub to commence the Offer contemplated by this Offer to Purchase no later than October 29, 2012. Merger Sub’s obligation to accept for payment and to pay for any Shares that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13—“Conditions to the Offer” (each, a “Tender Offer Condition”). Merger Sub expressly reserves the right to, in its sole discretion, waive, in whole or in part, any Tender Offer Condition, to increase the Offer Price or modify the terms of the Offer; provided, however, that without the prior written consent of New Frontier, Merger Sub will not: (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the Tender Offer Conditions or amend or modify any Tender Offer Condition in any manner adverse to the holders of Shares, (v) extend the expiration time of the Offer beyond the initial expiration time, except as otherwise provided in the Merger Agreement, (vi) change the form of consideration payable in the Offer, (vii) change the terms of the CPRs or (viii) otherwise amend the Offer in any manner adverse to the holders of Shares.

The Offer is initially scheduled to expire at 12:00 midnight, New York City time, on November 27, 2012, 20 business days following the date of the commencement of the Offer. Merger Sub must extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or its staff that is applicable to the Offer. In addition, if, at the time as of which the Offer is scheduled to expire, any Tender Offer Condition has not been satisfied or waived, If, at any scheduled expiration time of the Offer, any Tender Offer Condition has not been satisfied or waived, Merger Sub will extend the period of time during which the Offer remains open on one or more occasions in increments of no more than five business days for up to a maximum of 20 business days, or until the termination of the Merger Agreement, whichever occurs first, unless the passage of time has made the satisfaction of a condition to the Offer impossible.  Further, if, at any then scheduled expiration time of the offer, all Tender Offer Conditions have been satisfied or waived and the Minimum Tender Condition has not been satisfied, Merger Sub will extend the period of time during which the Offer remains open on one or more occasions in increments of no more than five business days for up to a maximum of 20 business days, or until the termination of the Merger Agreement, whichever occurs first.

The Merger Agreement provides that, on the terms of and subject to the conditions to the Offer, Merger Sub will accept for payment all Shares that are validly tendered in the Offer and not withdrawn as soon as practicable after the expiration time of the Offer (as it may be extended or re-extended) pursuant to the Offer. The Merger Agreement further provides that Merger Sub will not terminate or withdraw the Offer without the prior written consent of New Frontier, other than in connection with the termination of the Merger Agreement. If the Merger Agreement is terminated prior to any scheduled expiration time of the Offer, the Offer will be terminated immediately and no Shares tendered pursuant to the Offer will be accepted for payment or paid for pursuant to the Offer.

If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of a reclassification, stock split (including a reverse stock split), stock dividend, distribution or division, recapitalization, merger, issuer tender offer or issuer exchange offer or other similar transaction, the Offer Price and the per Share CPR payment amount will be appropriately adjusted.

Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer

The Merger Agreement provides that, effective upon the date and time at which Merger Sub first accepts Shares for payment and from time to time thereafter, LFP Broadcasting will be entitled to elect or designate to the New Frontier Board the number of directors, rounded up to the next whole number, equal to the product of (1) the total number of directors on the New Frontier Board (giving effect to the directors elected or designated by LFP Broadcasting) and (2) the percentage of the outstanding Shares (determined on a fully-diluted basis) then beneficially owned by LFP Broadcasting and Merger Sub, New Frontier will (i) to the fullest extent permitted by law and NASDAQ rules, elect or appoint LFP Broadcasting’s designees to the New Frontier Board, including by increasing the size of the New Frontier Board and/or securing the resignations of its incumbent directors and (ii) cause the directors so appointed by LFP Broadcasting to constitute the same percentage (rounded up to the nearest whole number) of the members of each committee of the New Frontier Board as such directors represent on the New Frontier Board. Notwithstanding such provisions, New Frontier must use its commercially reasonable efforts to cause New Frontier to have three Independent Directors between the closing of the Offer and the Merger. .

The Merger Agreement provides that, if LFP Broadcasting’s designees are elected to the New Frontier Board prior to the effective time of the Merger, the approval of a majority of the Independent Directors will be required to authorize: (i) any termination of the Merger Agreement by New Frontier, (ii) any amendment of the Merger Agreement on behalf of New Frontier, (iii) any extension of time for performance of any obligation or action hereunder by LFP Broadcasting or Merger Sub, (iv) any waiver of compliance with any of the agreements, rights, remedies or conditions contained herein for the benefit of New Frontier, (v) any contract between New Frontier and any of its subsidiaries, on the one hand, and LFP Broadcasting, Merger Sub and any of their affiliates (other than New Frontier and any of its subsidiaries), on the other hand, (vi) any amendment of the New Frontier charter or bylaws if such action would adversely affect New Frontier’s shareholders (other than LFP Broadcasting or Merger Sub) or the rights of the indemnified parties pursuant to Section 6.08 of the Merger Agreement, (vii) any other action by New Frontier in connection with the Merger Agreement or the transactions contemplated thereby required to be taken by the New Frontier Board, or (viii) any other action adversely affecting the rights of the shareholders of New Frontier (other than LFP Broadcasting or Merger Sub). . The Independent Directors will have the sole authority to institute any action on behalf of New Frontier to enforce LFP Broadcasting’s and Merger Sub’s performance of the Merger Agreement following the election of LFP Broadcasting’s designees.

Top-Up Option

New Frontier has granted Merger Sub the Top-Up Option to purchase a number of newly issued Shares (the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by LFP Broadcasting and Merger Sub at the time of exercise, constitutes one Share more than the number of Shares necessary for Merger Sub to be merged into New Frontier pursuant to Section 7-111-104 of the CBCA (after giving effect to the issuance of the Top-Up Option Shares) and (ii) the aggregate number of Shares that New Frontier is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option, in each case, for consideration per Top-Up Option Share equal to the Offer Price and a CPR.

The Top-Up Option may be exercised by Merger Sub, in whole, at any time prior to the third business day following the date on which Merger Sub first accepts Shares for payment in the Offer, but the Top-Up Option will only be exercisable if, after exercise of the Top-Up Option, the number of shares owned by LFP Broadcasting and Merger Sub would constitute one Share more than the number of Shares necessary for Merger Sub to be merged into New Frontier pursuant to Section 7-111-104 of the CBCA.  The aggregate purchase price for the Shares being purchased pursuant to the Top-Up Option may be paid by Merger Sub, at its election, either entirely in cash or by delivery of cash equal to the aggregate par value of the Shares being purchased plus a promissory note for the balance due. Any such promissory note will bear interest at the rate of 4% per annum, will mature on the first anniversary of the date of execution thereof and may be prepaid without penalty.

The Merger

The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption “Conditions to the Merger;” Merger Sub will be merged with and into New Frontier in accordance with the applicable provisions of the CBCA, and New Frontier will continue as the Surviving Corporation.

Organizational Documents, Directors and Officers of the Surviving Corporation

The Merger Agreement provides that at the effective time of the Merger, the Articles of Incorporation of New Frontier and the By-Laws of New Frontier shall be amended and restated to read in their entirety as set forth in Exhibits D and E, respectively, of the Merger Agreement until thereafter changed or amended in accordance with applicable law, and the name of Surviving Corporation will be changed to New Frontier Media, Inc.  Merger Sub’s directors immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation until their successors have been elected or appointed.  New Frontier’s officers immediately prior to the effective time of the Merger will be the initial officers of the Surviving Corporation until their successors have been elected or appointed.

Conversion of Shares

Each Share issued and outstanding immediately prior to the effective time of the Merger (other than any (i) Shares owned by LFP Broadcasting, Merger Sub, or any of their direct or indirect wholly-owned subsidiaries (ii) Shares owned by New Frontier or its subsidiaries and (iii) Shares held by New Frontier shareholders who properly demand appraisal for their Shares under Colorado law) will be canceled and converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

At the effective time of the Merger, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding shall be converted into one share of common stock, par value $0.001, of the Surviving Corporation.

Appraisal Rights

Any Share that, as of the effective time of the Merger, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Article 113 of the CBCA with respect to such Share will not be converted into or represent the right to receive the Merger Consideration and the holder of such Share will be entitled only to such rights as may be granted to such holder pursuant to Article 113 of the CBCA with respect to such Share.

If, after the effective time of the Merger, any holder fails to perfect, or otherwise loses its rights to appraisal under Article 113 of the CBCA, such Shares will be converted into and represent the right to receive (upon the surrender of the stock certificate representing such Shares) the Merger Consideration. The foregoing summary of Article 113 of the CBCA does not purport to be complete and is qualified in its entirety by reference to Article 113 of the CBCA. Failure to follow the steps that Article 113 of the CBCA requires for perfecting appraisal rights may result in the loss of those rights.

Treatment of Stock Options and Other Stock-based Compensation

At the effective time of the Merger, each outstanding New Frontier Option, whether or not vested or exercisable, will be canceled and will only entitle the holder to receive an amount in cash equal to (1) the product of (A) the total number of Shares subject to such New Frontier Option, multiplied by (B) the excess, if any, of the Merger Consideration over the per-share exercise price under such New Frontier Option less (2) applicable taxes required to be withheld.

At the effective time of the Merger, each outstanding right to receive appreciation with respect to the Shares (each a “New Frontier Stock Right”), whether or not vested, will be canceled and will only entitle the holder to receive an amount in cash equal to (1) the product of (A) the total number of Shares subject to such New Frontier

Stock Right, multiplied by (B) the excess, if any, of the Merger Consideration over the base amount of such New Frontier Stock Right less (2) applicable taxes required to be withheld.

At the effective time of the Merger, each outstanding restricted stock unit awards, stock awards, performance share unit awards or other rights to acquire or receive Shares or benefits measured by the value of Shares and each award of any kind consisting of Shares (other than New Frontier Options or New Frontier Stock Rights) (each a “New Frontier Stock Award”), whether or not vested, will be canceled and will only entitle the holder to receive an amount in cash equal to (1) the product of (A) the total number of Shares subject to such New Frontier Stock Award, multiplied by (B) the Merger Consideration less (2) applicable taxes required to be withheld.

Representations and Warranties

Representations and Warranties of New Frontier. New Frontier made representations and warranties to Merger Sub and LFP Broadcasting in the Merger Agreement with respect to, among other matters:

• its due organization,

• good standing and qualification,

• its subsidiaries;

• capital structure,

• corporate authority,

• approval of the transactions contemplated by the Merger Agreement,

• filings with the Commission and financial statements,

• the absence of a “Company Material Adverse Effect” since March 31, 2012,

• tax matters,

• intellectual property,

• compliance with laws,

• legal proceedings,

• employee benefits and labor matters,

• real property and personal property matters,

• environmental matters,

• material contracts,

• bank accounts,

• customers and suppliers,

• insurance,

• transactions with affiliates,

• information disclosed,

• opinion of New Frontier’s financial advisor

• rights plan, and

• brokers.

Some of the representations and warranties in the Merger Agreement made by New Frontier are qualified by “materiality” or “Company Material Adverse Effect”. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, occurrence, fact, effect, development, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, properties, assets, results of operations or condition (financial or otherwise) of New Frontier and its subsidiaries, taken as a whole, or (ii) the ability of New Frontier to consummate the transactions contemplated by the Merger Agreement on a timely basis; except for purposes of clause (i), a “Company Material Adverse Effect” does not include  events, occurrences, facts, effects, developments, conditions or changes that  result from any of the following:

• general economic, regulatory or political conditions, and conditions in the banking, financial, credit or securities markets, including acts of God, war, terrorism, natural disasters, epidemics and pandemics;

• economic or other conditions affecting the industries in which New Frontier operates, as a whole;

• the execution and delivery of the Merger Agreement or the announcement, pendency or consummation of the Offer, the Merger or any of the other Transactions (including the loss or departure of officers or other employees of New Frontier or any of its subsidiaries, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on New Frontier’s relationships or agreements with any of its customers, suppliers, distributors or other business partners);

• changes in applicable law or accounting regulation or principles (or interpretations thereof);

• any changes in the market price or trading volume of shares of the Shares or any failure to meet internal or published projections, forecasts or revenue or earnings predictions of New Frontier including any projections or forecasts previously made available to LFP Broadcasting (provided that the underlying causes of such changes shall not be excluded);

• any litigation brought by prospective purchasers or current or former shareholders of New Frontier (whether on their own behalf or on behalf of New Frontier) relating to the Merger Agreement, the Offer, the Merger or any of the other Transactions;

• any action taken by LFP Broadcasting or any of its affiliates or the omission of an action that was required to be taken by LFP Broadcasting or any of its affiliates;

• compliance by New Frontier with its covenants and agreements in the Merger Agreement or any action taken by New Frontier or any of its affiliates at the request or with the consent of LFP Broadcasting or any of its affiliates;

• resulting from the identity of LFP Broadcasting or any of its affiliates as the acquirer of New Frontier or any facts or circumstances concerning LFP Broadcasting or its affiliates;

• any litigation, arbitration, mediation or other proceeding arising out of or related to the resignation or termination of any executive officer or director, which resignation or termination has occurred prior to the date of the Merger Agreement;

• the receipt by the New Frontier of a request to call a special meeting of its shareholders or a request to set a record date for the determination of shareholders entitled to request the call of a special meeting of the shareholders; or

• matters described in the New Frontier Disclosure Letter; provided that, in the cases of the first and second bullets above, to the extent that any such event, change, condition, effect or circumstance has a disproportionately adverse effect on New Frontier and its subsidiaries as compared to other comparable businesses (in which case solely the incremental disproportionate effect or effects may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect).

Representations and Warranties of LFP Broadcasting and Merger Sub. LFP Broadcasting and Merger Sub made representations and warranties to New Frontier in the Merger Agreement with respect to, among other matters, organization, good standing and qualification, capital structure of Merger Sub, authority, governmental filings, no violations of laws and regulations, consents and approvals, legal proceedings, sufficiency of funds to consummate the Offer and the Merger, solvency of the Surviving Corporation, capitalization of Merger Sub, absence of an “interested shareholder” relationship with New Frontier, ownership of New Frontier Shares and brokers.

Interim Operations

The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the date on which Merger Sub first accepts Shares for payment and the time at which LFP Broadcasting has appointed directors to the New Frontier Board, except as required by the Merger Agreement and subject to certain exceptions:

New Frontier and its subsidiaries shall conduct their businesses in the ordinary course consistent with past practice; and

New Frontier and its subsidiaries shall use reasonable best efforts to maintain and preserve intact its and its subsidiaries’ business organization, to keep available the services of its and its subsidiaries’ current officers and employees, to preserve its and its subsidiaries’ present relationships and goodwill with customers, suppliers, lessors, distributors, licensors, licensees and other persons having material business relationships with it or its subsidiaries.

The Merger Agreement also provides that, except as required by the Merger Agreement and subject to certain exceptions, from the date of the Merger Agreement until the earlier of the date on which Merger Sub accepts Shares for payment and the time at which LFP Broadcasting has appointed directors to the New Frontier Board, without the consent of LFP Broadcasting, which consent shall not be unreasonably withheld, delayed or conditioned, New Frontier shall not, and shall not permit its subsidiaries to, among other things:

• amend its articles of incorporation, bylaws or comparable governing documents;

• (i) adjust, split, combine, reclassify or make any like change in any securities of New Frontier or its subsidiaries, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities of New Frontier or its subsidiaries, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any contract with respect to the voting of, any securities of New Frontier or its subsidiaries (other than dividends from a direct or indirect wholly-owned subsidiary of New Frontier to its parent);

• issue, deliver, sell, pledge, dispose of, transfer, modify or encumber any securities of New Frontier or its subsidiaries, other than the issuance of Shares upon the exercise of any New Frontier equity award outstanding as of the date of the Merger Agreement in accordance with its terms;

• (i) except as required by applicable law or as permitted under the Merger Agreement, increase the compensation payable or that could become payable by New Frontier or its subsidiaries to directors, officers, employees and/or consultants or enter into any new or amend any existing employment or consulting, bonus, severance, retirement, retention, change in control or similar agreement with any of its past or present officers, directors, employees  and/or consultants or establish, adopt, enter into, amend, terminate or take any action to accelerate any rights under any company plans, or (ii) hire any new employees, except (A) non-executive employees in the ordinary course of business consistent with past practice, or (B) to replace existing non-executive employees whose employment has terminated, at compensation levels and with benefits consistent in all material respects with that of the employee replaced;

-

• acquire, by merger, consolidation, acquisition of stock or all or substantially all of the assets, or otherwise, or invest in, any business or person or division thereof or make any loans, advances or capital contributions to or investments in any person (other than New Frontier or one or more of its subsidiaries), except (A) pursuant to existing contracts that have been disclosed or made available to LFP Broadcasting and in the ordinary course of business consistent with past practice, (B) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business consistent with past practice;

• (i) transfer, license, sell, lease, sublease, subject to any lien (other than permitted liens) or otherwise dispose of any assets or properties (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any subsidiary of New Frontier, any New Frontier owned property, any lease or any leased real estate, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

• repurchase, prepay or incur any indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of New Frontier or any of its subsidiaries, guarantee any debt securities of another person, enter into any contract to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing;

• (i) enter into any new line of business or make or agree to make any new capital expenditure other than (A) as contemplated by the New Frontier’s capital expenditure budget provided to LFP Broadcasting, or (B) in the ordinary course of business consistent with past practice, provided that expenditures in the ordinary course of business in connection with such new lines of business or such capital expenditures shall not exceed $50,000 in the aggregate; or (ii) fail to make capital expenditures and other expenditures in the ordinary course of business consistent with past practice (subject to any limitations set forth in the Merger Agreement) or as contemplated by the New Frontier’s capital expenditure budget;

• discharge, settle, compromise, assign or satisfy any material legal action, (i) outside the ordinary course of business consistent with past practice or (ii) relating to or arising from any securities class action claims or related derivative claims, in each case except to the extent such legal action is fully covered by New Frontier’s insurance policies (other than any applicable deductible), but only if the discharge, settlement, compromise, assignment or satisfaction of such claim would not result in the imposition of any material restriction on the business or operations of the New Frontier or any of its subsidiaries or affiliates or a material increase in New Frontier’s insurance premiums;

• make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

• make, revoke or amend any material tax election, adopt or change any method of tax accounting other than as described in the disclosure schedules to the Merger Agreement, extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax, settle or compromise any material federal, state, local or other tax liability or refund, enter into any material agreement relating to taxes, file any amended material tax return or claim for refund or otherwise make a material change in the tax compliance practices of New Frontier;

• acquire or materially alter any New Frontier owned or leased real property;

• enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance;

• other than in the ordinary course of business consistent with past practice: enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any certain material contracts or any leases with respect to New Frontier real estate;

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• dispose of, permit to lapse, abandon, encumber, convey title (in whole or in part),  obtain, exclusively license or grant any right or other licenses to New Frontier registered intellectual property or other material New Frontier intellectual property, other than in the ordinary course of business consistent with past practice;

• (i) fail to pay when due any material liability, other than any liability being contested in good faith by appropriate proceedings, (ii) delay processing of invoice payments, accelerate accounts receivable collections, slow down payments on obligations or expenditures, defer payroll, or delay cash disbursements or accelerate cash collections in any manner that is not consistent with normal course practice or New Frontier’s ordinary course of business; or (iii) (A) materially decrease purchasing, licensing or creating new film content or (B) otherwise delay entering into or abstain from entering into any expenditure, purchase, commitment or agreement that would, in either case of (A) or (B), reasonably be likely to lead to a material breach of New Frontier’s programming or marketing obligations with any of its customers;

• fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering New Frontier, its subsidiaries and their respective properties, assets and businesses;

• make or commit to make any expenditure (other than in accordance with the terms of any agreement, arrangement or commitment which New Frontier or its subsidiaries were party to prior to the date of the Merger Agreement) that exceeds $10,000 and is related to marketing, entertainment, or business development, whether or not such expenditures are generally made in the ordinary course of business of New Frontier; or

• agree or commit to do any of the foregoing.

No Solicitation

The Merger Agreement required that New Frontier immediately cease and cause to be terminated any existing discussions or negotiations between New Frontier and any person with respect to any inquiry, proposal or offer relating to:

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a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving New Frontier or any of its subsidiaries whose assets constitute 20% or more of the consolidated assets of New Frontier;

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the acquisition of 20% or more of the assets of New Frontier and its subsidiaries, taken as a whole;

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the acquisition of 20% or more of the Shares;

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any acquisition, tender offer or exchange offer that would result in any third party beneficially owning 20% or more of the Shares or any other class of equity or voting securities of New Frontier or any of its subsidiaries whose assets constitute 20% or more of the consolidated assets of New Frontier; or

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any combination of the foregoing.

Any such proposal, offer, inquiry or indication of interest (other than a proposal, offer, inquiry or indication of interest made or submitted by LFP Broadcasting, Merger Sub or any of their respective subsidiaries) is referred to as a “Takeover  Proposal.” The Merger Agreement further provides that New Frontier and its subsidiaries shall not, and shall not authorize or permit their respective employees or representatives to:

• initiate, solicit or knowingly encourage the making of any Takeover Proposal;

• engage in any discussions or negotiations regarding, or provide any non-public information to any person in connection with, any Takeover Proposal;

• approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal;

• amend or grant any waiver or release under, or fail to enforce, any standstill or similar contract with respect to any class of equity securities of New Frontier or any of its subsidiaries; or

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• execute or enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to a Takeover Proposal.

Despite the restrictions described above, prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, New Frontier may:

• (A) in response to a person who has made an unsolicited written Takeover Proposal after the date of the Merger Agreement that the New Frontier Board determines in good faith, after consultation with New Frontier’s outside legal counsel and financial advisor, constitutes, or would be reasonably expected to result in, a Superior Proposal (as defined below) (1) contact the person making such Takeover Proposal for the purpose of clarifying the proposal, (2) furnish non-public information relating to New Frontier or any of its subsidiaries to the person making such Takeover Proposal and its employees and representatives pursuant to an executed confidentiality agreement containing nondisclosure provisions that are substantially similar to those contained in the Confidentiality Agreement, dated May 9, 2012, between LFP Broadcasting and New Frontier  (the “Confidentiality Agreement”), and (3) engage or participate in negotiations or discussions with such person and its employees and representatives regarding such Takeover Proposal, and (B) if requested by a third party that has entered into a confidentiality, standstill or similar agreement with New Frontier prior to the date of the Merger Agreement, waive any prohibition with respect to the submission of a Takeover Proposal, if the New Frontier Board determines, in good faith, after consultation with New Frontier’s outside legal counsel and financial advisor, that failure to do so would be inconsistent with the New Frontier Board’s fiduciary duties under applicable law; and

• in response to a Takeover Proposal, terminate the Merger Agreement and enter into an agreement regarding the proposal, if, among other requirements, as further described below under “Summary of the Merger Agreement–Recommendation of the New Frontier Board,” the New Frontier Board determines that the Takeover Proposal is a Superior Proposal and, after consultation with New Frontier’s outside legal counsel and financial advisor, that the failure to terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law.

For purposes of the Merger Agreement, “Superior Proposal” means an unsolicited offer constituting a Takeover Proposal involving

• a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving New Frontier or any of its subsidiaries whose assets constitute 50% or more of the consolidated assets of New Frontier;

• the acquisition of 50% or more of the assets of New Frontier and its subsidiaries, taken as a whole;

• the acquisition of 50% or more of the Shares;

• any acquisition, tender offer or exchange offer that would result in any third party beneficially owning 50% or more of the Shares or any other class of equity or voting securities of New Frontier or any of its subsidiaries whose assets constitute 50% or more of the consolidated assets of New Frontier; or

any combination of the foregoing.  The Merger Agreement also provides that, upon receiving a Takeover Proposal, New Frontier shall, within 48 hours after receipt of any Takeover Proposal, notify LFP Broadcasting of such Takeover Proposal (including the identity of the person making such Takeover Proposal and the material terms and conditions thereof) and thereafter keep LFP Broadcasting reasonably informed of any related material developments, discussions and negotiations related to any such Takeover Proposal or inquiry and shall make available to LFP Broadcasting all material non-public information made available to any person making any such Takeover Proposal at substantially the same time as it provides such information to such other person.

Recommendation of the New Frontier Board

After careful consideration and following the recommendation of the special committee, the New Frontier Board has unanimously recommended that the shareholders of New Frontier accept the Offer and tender their Shares pursuant to the Offer and, if required, vote their Shares in favor of adopting the Merger Agreement (the “New Frontier Recommendation”). The Merger Agreement provides that, except as described below, the New Frontier Board may not (i) fail to make the New Frontier Recommendation, (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal or enter into any contract concerning a Takeover Proposal (other than a confidentiality agreement entered into in compliance with the non-solicitation provisions of the Merger Agreement) (a “New Frontier Acquisition  Agreement”) or resolve, agree, approve, recommend or publicly propose to take any such action, or (iii) withdraw, amend, modify or qualify, in a manner adverse to LFP Broadcasting or Merger Sub, or propose publicly to withdraw, amend, modify or qualify in a manner adverse to LFP Broadcasting or Merger Sub, the New Frontier Recommendation (any such action described in clause (i), (ii) or (iii), a “Company Adverse Recommendation Change”).

The Merger Agreement further provides that notwithstanding the foregoing, at any time prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, the New Frontier Board may make a Company Adverse Recommendation Change in response to a Takeover Proposal and/or cause New Frontier to enter into a New Frontier Acquisition Agreement concerning such Takeover Proposal only if:

• such Takeover Proposal did not result from a breach of the non-solicitation provisions of the Merger Agreement;

• the New Frontier Board determines in good faith, after consultation with its outside legal counsel and its financial advisors, that (1) such Takeover Proposal would, if the Merger Agreement or the Offer were not amended or an alternative transaction with LFP Broadcasting were not entered into, constitute a Superior Proposal and (2) in light of such Takeover Proposal, a failure to make a Company Adverse Recommendation Change and/or enter into such New Frontier Acquisition Agreement would be inconsistent with the New Frontier Board’s fiduciary obligations to the New Frontier shareholders;

• New Frontier delivers a written notice (the “Superior Proposal Notice”) stating that the New Frontier Board intends to take such action and (in the event the New Frontier Board contemplates causing New Frontier to enter into an New Frontier Acquisition Agreement) including a copy of the New Frontier Acquisition Agreement;

• for three days after receipt of the Superior Proposal Notice by LFP Broadcasting, New Frontier negotiates in good faith with LFP Broadcasting to make such adjustments in the terms and conditions of the Merger Agreement such that the Takeover Proposal ceases to be a Superior Proposal;

• after expiration of the negotiation period, the New Frontier Board shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to the Merger Agreement and the Offer that LFP Broadcasting and Merger Sub have agreed to make, that (1) such Takeover Proposal constitutes a Superior Proposal and (2) the failure to make a Company Adverse Recommendation Change and/or enter into such New Frontier Acquisition Agreement would be inconsistent with the New Frontier Board’s fiduciary obligations to New Frontier’s shareholders; and

• if New Frontier enters into an New Frontier Acquisition Agreement concerning such Superior Proposal, New Frontier terminates the Merger Agreement.

In the event of any material revision to the terms of any such Superior Proposal, the negotiation period described in the fourth bullet above shall be extended by an additional two business days from the date that New Frontier Notifies LFP Broadcasting of any such material revision.

In addition, the Merger Agreement provides that notwithstanding anything to the contrary in the Merger Agreement, the New Frontier Board may also make a Company Adverse Recommendation Change not related to a Takeover Proposal at any time prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer if: (i) a material event, development or change in circumstance that was not known to the New Frontier Board as of the date of the Merger Agreement becomes known to the New Frontier Board (an “Intervening Event”); (ii) the New Frontier Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that, in light of such Intervening Event, a failure to effect a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law; (iii) such Company Adverse Recommendation Change is not effected prior to the third day after LFP Broadcasting receives written notice from New Frontier confirming that the New Frontier Board intends to effect such Company Adverse Recommendation Change; and (iv) during such three day period, New Frontier engages in good faith negotiations with LFP Broadcasting regarding such revisions to the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement as are necessary or appropriate to address such event, development or change in circumstances.

New Frontier Shareholders’ Meeting

The Merger Agreement provides that as promptly as reasonably practicable following the date and time at which Merger Sub first accepts Shares for payment in the Offer, if the adoption of the Merger Agreement by New Frontier’s shareholders is required by applicable law in order to consummate the Merger, New Frontier will take all action necessary to convene a meeting of the holders of Shares to vote on the adoption of the Merger Agreement (the “Company Shareholders Meeting”). New Frontier will, as soon as practicable, prepare and file a proxy statement (the “New Frontier Proxy Statement”) with the SEC.  LFP Broadcasting, Merger Sub and New Frontier will cooperate and consult with each other in the preparation of New Frontier Proxy Statement.  Each of LFP Broadcasting and Merger Sub will promptly furnish to New Frontier all information concerning LFP Broadcasting and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the New Frontier Proxy Statement. New Frontier shall not file the New Frontier Proxy Statement, or any amendment or supplement thereto, without providing LFP Broadcasting, Merger Sub and their counsel a reasonable opportunity to review and comment thereon.  New Frontier will use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the New Frontier Proxy Statement as promptly as practicable after receipt thereof and to cause the New Frontier Proxy Statement in definitive form to be cleared by the SEC and mailed to New Frontier’s shareholders as promptly as reasonably practicable following filing with the SEC.

Pursuant to the Merger Agreement, if adoption of the Merger Agreement is not required by applicable law in order to consummate the Merger, LFP Broadcasting, Merger Sub and New Frontier will take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable after the date and time at which Merger Sub first accepts Shares for payment in accordance with Section 7-111-104 of the CBCA without convening a Company Shareholders Meeting.

Employee Benefits

Pursuant to the Merger Agreement, all regular, full-time employees of New Frontier or its subsidiaries whose terms and conditions of employment are not subject to a collective bargaining agreement and who continue employment with New Frontier or its subsidiaries as of the effective time of the Merger, (“Continuing Employees”) will be entitled to receive, for a period commencing at the date and time at which Shares are first accepted for payment in the Offer and ending on a date not earlier than the first anniversary of the effective time of the Merger, (i) base salary, wages and bonus opportunities (but without regard to the timing of the payment of any bonus, performance goals or targets or duration of the performance period to which the bonus relates), and (ii) employee benefits (other than equity-based compensation arrangements) that are no less favorable in the aggregate than those provided by New Frontier or its subsidiaries, as applicable, immediately prior to effective time of the Merger; provided that no such entitlement shall change any existing employment relationship from that of at-will or change the terms of any employment agreement.

LFP Broadcasting and Merger Sub will cause any LFP Broadcasting benefit plans in which the Continuing Employees are eligible to participate following the effective time of the Merger to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual, service to New Frontier or its subsidiaries, as if such service were with LFP Broadcasting (provided that such service need not be recognized to the extent that it would result in any duplication of benefits for the same period of service).

To the extent permitted under applicable law, with respect to any employee benefit plans maintained for the benefit of the Continuing Employees following the effective time of the Merger, LFP Broadcasting and Merger Sub will, and will cause the Surviving Corporation to (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable plans of New Frontier or its subsidiaries, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such employees during the calendar year in which the effective time of the Merger occurs under similar plans maintained by New Frontier or its subsidiaries, as applicable.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that at or prior to the effective time of the Merger, New Frontier must obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the Merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as New Frontier’s existing policies existing or occurring at or prior to the date and time at which Merger Sub first accepts Shares for payment; provided, however, that such “tail” insurance policies shall not require the payment of an aggregate premium in excess of 200% of the annual premium paid by New Frontier for its current policy year  for such insurance and if the premium therefor would be in excess of such amount, New Frontier will purchase such tail coverage as is available for that premium amount.

The Merger Agreement further provides that, from and for six years after the effective time of the Merger, LFP Broadcasting and the company surviving the Merger shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of New Frontier or its subsidiaries (in each case, when acting in such capacity) determined as of the effective time of the Merger, against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any action, claim, suit, investigation or proceeding arising out of matters existing or occurring at or prior to the effective time of the, including the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Efforts, Filings, Other Actions, and Notification

The Merger Agreement provides that each party will use its reasonable best efforts to take or cause to be taken all actions reasonably necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including the obtaining of all necessary actions, waivers, consents and approvals from governmental entities and third parties and the making of all necessary registrations, notices, reports or other filings.  To the extent reasonably practicable, each party will consult with the other on and consider in good faith the views of the other in connection with all information relating to LFP Broadcasting, New Frontier or any of their subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any governmental entity.

The Merger Agreement provides that New Frontier and LFP Broadcasting agree to keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, including by promptly furnishing the other with copies of notices or other communications received from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Conditions to the Merger

The Merger Agreement provides that the respective obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following conditions:

• if required by the CBCA in order to complete the Merger, the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the Shares outstanding on the record date for the Company Shareholders Meeting;

• no order by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the Merger shall have been entered and remain in effect, and no law or order shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger and shall remain in effect; and

• Merger Sub shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

Termination

The Merger Agreement may be terminated:

• By mutual written consent of LFP Broadcasting, Merger Sub and New Frontier;

• By either LFP Broadcasting or New Frontier if the date and time at which Merger Sub first accepts Shares for payment in the Offer has not occurred on or before February 15, 2013. This right to terminate is not available to a party if such party’s breach of its obligations under the Merger Agreement has been the primary cause for Merger Sub’s failure to accept Shares in the Offer prior to February 15, 2013;

• By either LFP Broadcasting or New Frontier, if any judgment, order, writ, injunction or decree (whether temporary, preliminary or permanent) of any Governmental Entity permanently enjoining, restraining or otherwise prohibiting the making or the consummation of the Offer exists and has become final and non-appealable. This right to terminate is not available to a party if such party has breached its obligations under the Merger Agreement in any manner that has been the primary cause of the existence of such order;

• By either LFP Broadcasting or New Frontier if, prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, not all of the Offer conditions have been satisfied or waived.    This right to terminate is not available to a party if such party’s breach of its obligations under the Merger Agreement the failure of any of the Offer Conditions to have been satisfied or waived as of or prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer;

• By LFP Broadcasting if, prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, (i) the New Frontier Board makes a Company Adverse Recommendation Change, (ii) New Frontier has materially breached its obligations with respect to the No Solicitation and New Frontier Shareholders Meeting provisions of the Merger Agreement, or (iii) the New Frontier Board shall have resolved to do any of the foregoing or publicly announced its intention to do so;

• By LFP Broadcasting, if there has been a breach of any representation, warranty, covenant or agreement made by New Frontier in the Merger Agreement, in any such case in a manner that will cause certain of the Tender Offer Conditions not to be satisfied at any scheduled expiration time of the Offer, and such breach or failure to be true or correct either is not curable or, if curable, has not been cured prior to the earlier of February 15, 2013 and the 10th business day after written notice of such breach or failure;

• By New Frontier if, prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, (i) if there has been a breach of any representation, warranty, covenant or agreement made by LFP Broadcasting or Merger Sub in the Merger Agreement , which breach or failure would reasonably be expected to prevent, materially impede or materially delay  the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, , (ii) LFP Broadcasting is notified of the breach, and (iii) the breach is either incapable of being cured by February 15, 2013, or if curable, has not been cured prior to the earlier of February 15, 2013 and the 10th business day after LFP Broadcasting’s receipt of written notice of such breach;

• By New Frontier, prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, in response to a material event, development or change in circumstance (not in connection with a Takeover Proposal) that is unknown by the New Frontier Board as of the date of the Merger Agreement, if New Frontier and the New Frontier Board shall have complied with the notice, negotiation and other requirements set forth in the Merger Agreement with respect to such change in circumstance;

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• By New Frontier if, prior to the date and time at which Merger Sub first accepts Shares for payment in the Offer, the New Frontier Board authorizes New Frontier to enter into the New Frontier Acquisition Agreement concerning a Superior Proposal substantially concurrently with New Frontier’s termination of the Merger Agreement, if New Frontier and the New Frontier Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in the Merger Agreement with respect to such Superior Proposal; or

• By New Frontier if, for any reason, LFP Broadcasting or Merger Sub shall  have (i) failed to commence the Offer within ten (10) business days of the date of the Merger Agreement, (ii) terminated the Offer without having accepted all of the Shares tendered for payment, (iii) failed to timely accept for payment and purchase all Shares that have been validly tendered and not withdrawn pursuant to the Offer if all Tender Offer Conditions shall have been satisfied or waived as of the expiration of the Offer (including any extensions thereof), or (iv) taken certain actions set forth in the Merger Agreement without the prior written consent or waiver of New Frontier.

Earnest Money Deposit, Termination Fee

The Merger Agreement required LFP Broadcasting to make, at the time of the execution of the Merger Agreement, a $1,000,000 earnest money deposit with an escrow agent.  LFP Broadcasting made this deposit on October 15, 2012, the date the Merger Agreement was signed.  The earnest money deposit will be distributed to LFP Broadcasting upon Merger Sub’s acceptance of Shares in the Offer or upon a termination of the Merger Agreement other than a termination of the Merger Agreement by New Frontier in certain circumstances as described below.

If the Merger Agreement is terminated (i) by New Frontier or LFP Broadcasting due to reaching the outside date, the prohibition on the transaction by a governmental entity, or prior to the acceptance of Shares by Merger Sub, the Offer has expired and not all of the Tender Offer Conditions have been satisfied or waived and in any such case, such factor was proximately caused by LFP Broadcasting’s breach of a representation, warranty or covenant, or (ii) by New Frontier  (A) pursuant to its right under the Merger Agreement to terminate the Merger Agreement with respect a breach by LFP Broadcasting or Merger Sub of a representation, warranty, covenant or agreement, or (B) pursuant to its right to terminate due to Merger Sub failing to commence the Offer as required by the Merger Agreement, terminating the Offer without having accepted all of the Shares tendered for payment, or failing to accept for payment tendered Shares if all Tender Offer conditions have been satisfied or waived at the expiration of the Offer, then the earnest money deposit will be distributed to New Frontier.

If the Merger Agreement is terminated by (i) LFP Broadcasting (A) due to a Company Adverse Recommendation Change, (B) because New Frontier has materially breached its obligations with respect to the No Solicitation and New Frontier Shareholders Meeting provisions of the Merger Agreement, (C) the New Frontier Board shall have resolved to do any of the foregoing or publicly announced its intention to do so, or (D) pursuant to its right under the Merger Agreement to terminate the Merger Agreement with respect a breach by New Frontier of a representation, warranty, covenant or agreement, or (ii) by New Frontier in connection with the New Frontier’s Board effecting a Company Adverse Recommendation Change in response to a Superior Proposal or causing New Frontier to enter into an New Frontier Acquisition Agreement, then New Frontier shall pay to LFP Broadcasting, within two business days after such termination, a fee in the amount of $1,000,000.

Assignment

Neither the Merger Agreement nor any of the rights, interests or obligations thereunder shall be assignable by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under the Merger Agreement to any direct wholly-owned subsidiary of LFP Broadcasting without the consent of New Frontier.

Guarantee

Concurrently with the execution and delivery of the Merger Agreement on October 15, 2012, LFP Broadcasting delivered to New Frontier the guarantee of L.F.P., Inc. (“LFP”), an affiliate of LFP Broadcasting, in favor of New Frontier with respect to certain obligations of LFP Broadcasting and Merger Sub under the Merger Agreement (the “Guarantee”).  Pursuant to the Guarantee, LFP has irrevocably and unconditionally guaranteed the due and punctual payment by LFP Broadcasting and Merger Sub to New Frontier of all of the liabilities and obligations of LFP Broadcasting and the Merger Sub under the terms of the Merger Agreement.  This summary does not purport to be complete and is qualified in its entirety by reference to the Guarantee, a copy of which is filed as Exhibit (d)(3) to the Schedule TO, and is incorporated herein by reference.

Escrow Agreement

Concurrently with the execution and delivery of the Merger Agreement on October 15, 2012, LFP Broadcasting, Merge Sub, New Frontier and U.S. Bank National Association, as Escrow Agent, entered into a Deposit Escrow Agreement (the “Escrow Agreement”), pursuant to which Merger Sub deposited $1 million into an escrow account in order to partially secure LFP Broadcasting’s and Merger Sub’s obligations under the Merger Agreement. Disbursement of the escrowed amount to either LFP Broadcasting or New Frontier upon the closing of the Offer or in the event of termination of the Merger Agreement under various circumstances is governed by the terms of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Escrow Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO, and is incorporated herein by reference.

Confidentiality Agreement

On May 9, 2012, New Frontier and Flynt Management Group, LLC (“Flynt Management”), an affiliate of LFP Broadcasting executed a confidentiality agreement (the “Confidentiality Agreement”), pursuant to which, among other things and subject to certain exceptions, Flynt Management and its affiliates (including LFP Broadcasting and Merger Sub) and representatives agreed to use evaluation material (as defined in the Confidentiality Agreement) furnished to them by New Frontier thereunder solely for the purpose of evaluating a possible transaction with New Frontier, not to disclose such evaluation material, and not to contact any employees of New Frontier regarding a possible transaction or the evaluation material.  Following the execution of the Confidentiality Agreement, as part of the due diligence process for the Contemplated Transactions, New Frontier provided LFP Broadcasting with certain information regarding its business and operations.

Under the Confidentiality Agreement, Flynt Management, for itself and its affiliates (including LFP Broadcasting and Merger Sub), also agreed, among other things, to certain “standstill” provisions for the protection of New Frontier for a period ending on the earlier of (i) the date that a transaction is publicly announced with any person other than Flynt Management or an affiliate, or (ii) two years from the date of the Confidentiality Agreement.  It also agreed that, subject to certain limited exceptions, for a period ending on the earlier of (A) the consummation of a transaction and (B) two years from the date of the Confidentiality Agreement, it would not, directly or indirectly, solicit or employ New Frontier’s employees. This summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(4) to the Schedule TO, and is incorporated herein by reference.

Effects of Inability to Consummate the Merger

If, following the consummation of the Offer, the Merger is not consummated for any reason (see “Conditions to the Merger” above), LFP Broadcasting, which owns 100% of the common stock of Merger Sub, will indirectly control the number of Shares acquired by Merger Sub pursuant to the Offer, as well as any other Shares held by LFP Broadcasting or its subsidiaries. Under the Merger Agreement, promptly following payment by Merger Sub for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and applicable NASDAQ rules and regulations regarding director independence, New Frontier has agreed to use its reasonable best efforts to cause a pro rata portion (based on the percentage of outstanding Shares acquired by Merger Sub) of the directors of New Frontier to consist of persons designated by Merger Sub. As a result of its ownership of such Shares and right to designate nominees for election to the New Frontier Board (assuming no waiver of the Minimum Tender Condition, which would require consent by New Frontier), LFP Broadcasting indirectly will be able to control decisions of the New Frontier Board and the decisions of Merger Sub as a shareholder of New Frontier. This concentration of control in one shareholder may adversely affect the market value of the Shares.

If LFP Broadcasting controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, shareholders of New Frontier, other than those affiliated with LFP Broadcasting, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval.

12. Source and Amount of Funds

General

LFP Broadcasting estimates that it will need up to slightly less than $34 million to purchase all of the issued and outstanding Shares (on a fully diluted basis) and to pay related fees and expenses, which it plans to finance through cash on hand.  LFP Broadcasting’s cash on hand will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses. The Offer is not conditioned upon LFP Broadcasting’s or Merger Sub’s ability to finance the purchase of Shares pursuant to the Offer.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger, (d) LFP Broadcasting and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn prior to the expiration time of the Offer, and to acquire the remaining outstanding Shares in the Merger on the payment date applicable thereto, and (e) LFP Broadcasting’s parent company, L.F.P., Inc. has executed a guarantee in favor of New Frontier whereby L.F.P. has agreed to by legally bound as primary obligor and not merely as surety, hereby, absolutely, irrevocably and unconditionally guaranteed to New Frontier the due and punctual payment of any and all liabilities and obligations of LFP Broadcasting and Merger Sub under or pursuant to the Merger Agreement.

13. Conditions to the Offer

Notwithstanding any other provisions of the Offer, Merger Sub will not be required to, and LFP Broadcasting will not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares if at any time on or after the date of the commencement of the Offer and prior to the expiration time of the Offer, any of the following events shall occur and be continuing at the then scheduled expiration time of the Offer:

• the Minimum Tender Condition shall not have been satisfied;

• a Company Material Adverse Effect shall have occurred since the date of the Merger Agreement and be continuing;

• (i) New Frontier shall have less than $11,514,000 of Company Net Available Cash, or (ii) New Frontier shall have failed to deliver to LFP Broadcasting a certificate executed by the chief financial officer of New Frontier certifying the amount of the Company Net Available Cash as of the expiration time of the Offer under the Merger Agreement;

• any of the representations and warranties of New Frontier (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein), other than the representations and warranties with respect to organization; standing and power; organizational documents; minutes; subsidiaries, capital structure, power and authority; execution and delivery or information supplied, shall not be true and correct as of the

Offer Closing as if made as and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be so true and correct as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any of the representations and warranties of New Frontier with respect to organization; standing and power; organizational documents; minutes; subsidiaries, power and authority; execution and delivery or information supplied, shall not be true and correct in all material respects as of the Offer Closing as if made at and as of such time, and with respect to capital structure shall not be true and correct in all respects as of the Offer Closing as if made at and as of such time;

• New Frontier shall not have performed in all material respects its obligations required to be performed prior to the expiration time of the Offer under the Merger Agreement, and any failure to perform shall not have been cured prior to the expiration time of the Offer;

• a Governmental Entity shall have issued, promulgated, enforced or entered any order, writ, assessment, decision, injunction, decree, ruling award or judgment (i) challenging or seeking to make illegal, delay materially or otherwise restrain or prohibit the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of the Offer or the Merger, (ii) seeking to obtain material damages in connection with the Offer or the Merger, (iii) seeking to restrain, prohibit or limit LFP Broadcasting’s, New Frontier’s or any of their respective Affiliates’ ownership or operation of all or any material portion of the business or assets of New Frontier or any of its subsidiaries, or (iv) seeking to impose material limitations on the ability of LFP Broadcasting or its affiliates with respect to the ownership of Shares; or

• the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (except for the Minimum Tender Condition) may be waived by LFP Broadcasting or Merger Sub in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement.

The foregoing conditions are for the sole benefit of LFP Broadcasting and Merger Sub, may be asserted by LFP Broadcasting or Merger Sub regardless of the circumstances giving rise to the assertion of any such conditions and may be waived (to the extent permitted by the Merger Agreement and applicable law) by LFP Broadcasting or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission. The failure by LFP Broadcasting or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14. Dividends and Distributions

The Merger Agreement provides that, subject to certain exceptions, neither New Frontier nor its subsidiaries will, between the date of the Merger Agreement and the date and time at which Merger Sub first accepts Shares for payment in the Offer, declare, accrue, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by New Frontier’s subsidiaries to New Frontier). See Section 11—”Purpose of the Offer and Plans for New Frontier; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Interim Operations.”

15. Certain Legal Matters

General. Except as otherwise set forth in this Offer to Purchase, based on LFP Broadcasting’s and Merger Sub’s review of publicly available filings by New Frontier with the Commission and other information regarding New Frontier, LFP Broadcasting and Merger Sub are not aware of any licenses or other regulatory permits that appear to be material to the business of New Frontier and that might be adversely affected by the acquisition of Shares by Merger Sub or LFP Broadcasting pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Merger Sub or LFP Broadcasting pursuant to the Offer.  In addition, except as set forth below, LFP Broadcasting and Merger Sub are not aware of any filings, approvals or other actions by or with any Governmental Entity or administrative or regulatory agency that would be required for LFP Broadcasting’s and Merger Sub’s acquisition or ownership of the Shares. Should any such approval or other action be required, LFP Broadcasting and Merger Sub currently expect that such approval or action, except as described below under “State Takeover laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to New Frontier’s or LFP Broadcasting’s business or that certain parts of New Frontier’s or LFP Broadcasting’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—”Conditions to the Offer.”

Shareholder Litigation.  On October 19, 2012, a Class Action Complaint captioned Elwood M. White, on behalf of himself and all others similarly situated v. New Frontier Media Inc., et. al., Filing ID 47171741, was filed in the Denver County District Court in the State of Colorado (the “White Complaint”).  The White Complaint purports to assert claims on behalf of the public shareholders of New Frontier and names as defendants the members of the Special Committee and the Board, as well as New Frontier, LFP Broadcasting and Merger Sub.  The White Complaint alleges, among other things, that New Frontier’s directors breached their fiduciary duties to its shareholders in connection with the Offer and the Merger and further claims that New Frontier and LFP Broadcasting aided and abetted those alleged breaches of the fiduciary duty.  It seeks injunctive relief to prevent the parties from proceeding with, consummating, or closing the contemplated transactions, an accounting by the defendants for damages sustained as a result of the alleged wrongdoing, and plaintiff’s costs and attorneys’ and experts’ fees.  New Frontier and LFP Broadcasting believe the White Complaint lacks merit and intends to contest it vigorously.

Shareholder Approval. New Frontier has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by New Frontier and the consummation by New Frontier of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of New Frontier, and no other corporate proceedings on the part of New Frontier are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger (other than, with respect to the Merger, the adoption of the Merger Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of the Certificate of Merger and other documents as required by the CBCA). As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the CBCA. According to New Frontier’s articles of incorporation, the Shares are the only securities of New Frontier that entitle the holders thereof to voting rights. If, following the purchase of Shares by Merger Sub pursuant to the Offer, Merger Sub and its affiliates own more than a majority of the outstanding Shares, Merger Sub will be able to effect the Merger without the affirmative vote of any other shareholder of New Frontier. LFP Broadcasting and Merger Sub have agreed pursuant to the Merger Agreement that they will cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of the Merger Agreement and approval of the Merger.

Short-Form Merger. The CBCA provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Merger Sub directly or indirectly owns at least 90% of the outstanding Shares, LFP Broadcasting could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to, effect the Merger without prior notice to, or any action by, any other shareholder of New Frontier if permitted to do so under the CBCA.

State Takeover laws. A number of states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, shareholders, principal executive offices or principal places of business therein.

The CBCA does not contain an “interested shareholder” or other similar statute or regulation that might be deemed applicable to the Offer, the Merger, the Merger Agreement and the other agreements and transactions referred to therein and the transactions contemplated thereby. Merger Sub has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Merger Sub reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, the Merger Agreement and the other agreements and transactions referred to therein, as applicable, Merger Sub may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Merger Sub might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Merger Sub may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—”Conditions to the Offer”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place, shareholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have appraisal rights under Article 113 of the CBCA. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the CBCA, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. This value may be the same, more or less than the price that we are offering to pay you in the Offer. Shares issued pursuant to the Top-Up Option will not be considered in any statutory appraisal action.

The foregoing summary of the rights of dissenting shareholders under the CBCA does not purport to be a statement of the procedures to be followed by shareholders desiring to exercise any dissenters’ rights and is qualified in its entirety by reference to Colorado law, including without limitation, Article 113 of the CBCA.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither LFP Broadcasting nor Merger Sub believes that Rule 13e-3 will be applicable to the Merger.

16. Fees and Expenses

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

Merger Sub and LFP Broadcasting have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 under “Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of New Frontier’s shareholders. Any solicitation that Merger Sub or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of LFP Broadcasting or Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of LFP Broadcasting, Merger Sub, New Frontier or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

LFP Broadcasting, LLC

Flynt Broadcast, Inc.

October 29, 2012

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF MERGER SUB AND LFP BROADCASTING

1. Directors and Executive Officers of Merger Sub

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Merger Sub are set forth below. The business address of each such director and executive officer is Flynt Broadcast, Inc., c/o LFP Broadcasting, LLC 8484 Wilshire Boulevard, Suite 900 Beverly Hills, California 90211. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Larry Flynt Age: 69 (70 as of 11/1/12) Chairman and Board Member

Larry Flynt is Chairman of the HUSTLER group of properties.  These include the LFP Publishing Group, with over 14 adult publications a month, including the prominent HUSTLER magazine;  LFP Broadcasting, with its HUSTLER TV services available on channels  and VOD platforms in over 55 countries;  the HUSTLER Hollywood retails stores, with 14 locations across the US;  the prominent HUSTLER Casino in the Los Angeles area of Gardena;  numerous Web sites in the LFP Internet Group;  HUSTLER Mobile, offered on mobile platforms worldwide;  the HUSTLER Apparel line of clothing, sold globally; the DVD production and distribution group, HUSTLER Video; the HUSTLER Novelties business, distributing HUSTLER-branded novelties internationally;  and a worldwide chain of gentlemen’s clubs marketed under the brand, Larry Flynt’s HUSTLER Club.

In March 1972, Flynt created the HUSTLER Newsletter, a four-page, black-and-white publication about his clubs.  The newsletter became so popular that it expanded to 32 pages in a year, and Flynt decided to turn it into a sexually explicit magazine with national distribution.  In July 1974, the first issue of HUSTLER magazine was published.  In 1976, Flynt created Larry Flynt Publications, which began movie production in 1998.  Mr. Flynt has served as chairman for the HUSTLER group since its inception.

Michael H. Klein Age: 54 President and Board Member

Michael H. Klein has served since July 2, 2007 as President of L.F.P., Inc./Flynt Management Group, LLC, which is the parent company for Hustler. Encompassed within LFP are various different business entities such as the Publications Group consisting of numerous magazines such as Hustler and Barely Legal and LFP Broadcasting, LLC which includes the PPV and VOD service Hustler TV which is one of the fastest growing and most popular adult networks and now seen in over 55 countries worldwide.

Klein joined LFP originally heading up LFP Broadcasting, LLC and created and rolled out Hustler TV to where it stands today. He was then given the responsibilities of overseeing LFP Internet Group, LLC as well and then had LFP Video Group, LLC also added to the list of the companies within LFP that he oversaw until he was eventually named President of all of LFP. Prior to joining LFP, he headed up programming for the leading on demand content solutions provider TVN Entertainment.  In this position, he concluded some of the cable industry’s first movie studio VOD deals and launched more than half a dozen new PPV genre channels.  Klein launched the company’s event distribution arm “TVN Presents” where he acquired exclusive distribution and licensing rights for the company, as well as distribution of the events to the entire PPV and VOD universe, for both cable and satellite.

Klein holds a Bachelor of Science degree in Broadcasting & Film from Boston University’s College of Communications.

Thomas Candy Age: 61 Board Member

Thomas Candy has served since October 13, 2003 as the President and General Manager of Hustler Casino in Gardena, California.  Mr. Candy currently oversees all operations and financial affairs of Hustler Casino, an 89 table card club with over 700 employees.

Mr. Candy has over 30 years of financial and operations management experience encompassing a steady progression of increasing accomplishments and responsibilities in the Aerospace, Publishing, and Gaming Industries.

Mr. Candy has worked with Larry Flynt companies in various senior management positions for over 25 years and has been actively involved in many major strategic decisions of these companies. Mr. Candy began his career with Price Waterhouse in Los Angeles and is a Certified Public Accountant.

Mr. Candy holds a BA in Political Science from UCLA and an MBA in Finance/Accounting from UCLA.

Christopher Woodward Age: 43 Chief Financial Officer, Treasurer and Board Member

Christopher Woodward has served since September 12, 2011 as the Chief Financial Officer of L.F.P., Inc./Flynt Management Group, LLC, which is the parent company for Hustler, the company founded in 1974 by Larry Flynt.  Prior to working at L.F.P., Inc./Flynt Management Group, Mr. Woodward held the Chief Financial Officer role at two Internet companies, at HealthyPrice, Inc. since 2009 and at Dialed In, Inc. before that.  Mr. Woodward currently oversees the finance, treasury and reporting functions for the entire family of Flynt companies.  In his role, Mr. Woodward has completed numerous large capital raises and acquisitions and he actively participates in the strategic direction of the organization.

Mr. Woodward is a veteran entertainment, media and Internet industry executive.  He has over 20 years CFO, operations, accounting and management consulting experience with large multi-billion dollar enterprises Comcast, Union Bank of California and Ernst & Young as well as several startup and high growth companies. Mr. Woodward began his career with Ernst & Young, most recently as a Manager in their entertainment & media audit practice.

Mr. Woodward holds a BS in Accounting from Lehigh University and is an active Certified Public Accountant.

2. Directors and Executive Officers of LFP Broadcasting

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Merger Sub are set forth below. The business address of each such director and executive officer is 8484 Wilshire Boulevard, Suite 900 Beverly Hills, California 90211. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Larry Flynt Age: 69 (70 as of 11/1/12) Chairman

Larry Flynt is Chairman of the HUSTLER group of properties.  These include the LFP Publishing Group, with over 14 adult publications a month, including the prominent HUSTLER magazine;  LFP Broadcasting, with its HUSTLER TV services available on channels  and VOD platforms in over 55 countries;  the HUSTLER Hollywood retails stores, with 14 locations across the US;  the prominent HUSTLER Casino in the Los Angeles area of Gardena;  numerous Web sites in the LFP Internet Group;  HUSTLER Mobile, offered on mobile platforms worldwide;  the HUSTLER Apparel line of clothing, sold globally; the DVD production and distribution group, HUSTLER Video; the HUSTLER Novelties business, distributing HUSTLER-branded novelties internationally;  and a worldwide chain of gentlemen’s clubs marketed under the brand, Larry Flynt’s HUSTLER Club.

In March 1972, Flynt created the HUSTLER Newsletter, a four-page, black-and-white publication about his clubs.  The newsletter became so popular that it expanded to 32 pages in a year, and Flynt decided to turn it into a sexually explicit magazine with national distribution.  In July 1974, the first issue of HUSTLER magazine was published.  In 1976, Flynt created Larry Flynt Publications, which began movie production in 1998.  Mr. Flynt has served as chairman for the HUSTLER group since its inception.

Michael H. Klein Age: 54 President and Manager

Michael H. Klein has served since July 2, 2007 as President of L.F.P., Inc./Flynt Management Group, LLC, which is the parent company for Hustler, and is the sole manager of LFP Broadcasting, LLC. Encompassed within LFP are various different business entities such as the Publications Group consisting of numerous magazines such as Hustler and Barely Legal and LFP Broadcasting, LLC which includes the PPV and VOD service Hustler TV which is one of the fastest growing and most popular adult networks and now seen in over 55 countries worldwide.

Klein joined LFP originally heading up LFP Broadcasting, LLC and created and rolled out Hustler TV to where it stands today. He was then given the responsibilities of overseeing LFP Internet Group, LLC as well and then had LFP Video Group, LLC also added to the list of the companies within LFP that he oversaw until he was eventually named President of all of LFP. Prior to joining LFP, he headed up programming for the leading on demand content solutions provider TVN Entertainment.  In this position, he concluded some of the cable industry’s first movie studio VOD deals and launched more than half a dozen new PPV genre channels.  Klein launched the company’s event distribution arm “TVN Presents” where he acquired exclusive distribution and licensing rights for the company, as well as distribution of the events to the entire PPV and VOD universe, for both cable and satellite.

Klein holds a Bachelor of Science degree in Broadcasting & Film from Boston University’s College of Communications.

Christopher Woodward Age: 43 Chief Financial Officer and Treasurer

Christopher Woodward has served since September 12, 2011 as the Chief Financial Officer of L.F.P., Inc./Flynt Management Group, LLC, which is the parent company for Hustler, the company founded in 1974 by Larry Flynt.  Prior to working at L.F.P., Inc./Flynt Management Group, Mr. Woodward held the Chief Financial Officer role at two Internet companies, at HealthyPrice, Inc. since 2009 and at Dialed In, Inc. before that.  Mr. Woodward currently oversees the finance, treasury and reporting functions for the entire family of Flynt companies.  In his role, Mr. Woodward has completed numerous large capital raises and acquisitions and he actively participates in the strategic direction of the organization.

Mr. Woodward is a veteran entertainment, media and Internet industry executive.  He has over 20 years CFO, operations, accounting and management consulting experience with large multi-billion dollar enterprises Comcast, Union Bank of California and Ernst & Young as well as several startup and high growth companies. Mr. Woodward began his career with Ernst & Young, most recently as a Manager in their entertainment & media audit practice.

Mr. Woodward holds a BS in Accounting from Lehigh University and is an active Certified Public Accountant.

Theresa Flynt Age: 43 Executive Vice President

Theresa Flynt is Executive Vice President of Flynt Management Group, the parent company of the HUSTLER brand of properties.  In this role, she directly supervises the HUSTLER HOLLYWOOD chain of 14 retail stores nationwide, and oversees the work of other divisions in the HUSTLER portfolio.  Ms. Flynt has served in this role for 18 years.

Ms. Flynt earned a BA in Business Administration and Marketing from Mt. Saint Mary’s College.  She has been named by AVN Magazine as one of its “Top 50 Influential People” under the age of 40.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each shareholder of New Frontier or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

Corporate Stock Transfer

By Registered or Certified Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Corporate Stock Transfer Attn: Carylyn Bell 3200 Cherry Creek Dr. South Suite 4300 Denver, CO 80209	(303) 282-5800	Corporate Stock Transfer Attn: Carylyn Bell 3200 Cherry Creek Dr. South Suite 4300 Denver, CO 80209

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Tender Offer is:

Innisfree
M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833